Exhibit 10.11

Execution Copy
DATED 27 AUGUST 2004

(1)    THE PERSONS DESCRIBED IN SCHEDULE 1

(2)    MATTHEWS CORPORATION HOLDING COMPANY (UK) LIMITED

SHARE SALE AND PURCHASE AGREEMENT

REED SMITH LLP
Minerva House
5 Montague Close
London SE1 9BB
Tel: +44 (0) 20 7403 2900
Fax: +44 (0) 20 7403 4221

REF: RJS/JRW/Ohio

Execution Copy

1.	Definitions and Interpretation

2.	Sale and Purchase and Pre-completion Conditions

3.	Consideration

4.	Completion

5.	Power of Attorney

6.	Guarantees

7.	Warranties

8.	Limitation on Warranty Claims

9.	Indemnities and Waiver

10.	Conduct of matter giving rise to Environmental Costs

11.	Post Completion Undertakings

12.	Restrictive Covenants

13.	Completion Accounts

14.	Debt- Cash Adjustment

15.	Net Asset Adjustment

16.	Escrow of Consideration

17.	Announcements

18.	Costs

19.	Interest

20.	Notices

21.	Assignment

22.	General

23.	Governing Law and Jurisdiction

24.	Counterparts

25.	Process Agent

Schedule 1 The Seller

Schedule 2 Details of the Company and other Group Members

Schedule 3 Non-Taxation Warranties

Schedule 4 Taxation Warranties

Schedule 5 The Property

Page

TABLE OF CONTENTS(continued)Page

THIS AGREEMENT executed and delivered as a deed is made on 27 August 2004

BETWEEN

(1)	Each of the persons described in Schedule 1 hereto (each a “Seller” and together the “Sellers”); and

(2)	Matthews Corporation Holding Company (UK) Limited a company incorporated in England and Wales with registered number 5215835 whose registered office is at Minerva House, 5 Montague Close, London SE1 9BB (the “Buyer”).

WHEREAS:

(A)	The Company (as defined below) is a private company limited by shares having an authorised capital of £100,000 divided into 85,000 Ordinary A shares of £1 each and 15,000 Ordinary B shares of £1 each. Of these shares, 55,002 Ordinary A shares and 5,002 Ordinary B shares have been issued fully paid or credited as fully paid.

(B)	The Sellers are beneficially entitled to all the issued share capital of the Company.

(C)	The Company has a number of Group Members, and is the beneficial owner of the entire issued share capitals of each of the Group Members.

(D)	The Sellers wish to sell and, in reliance upon (inter alia) the representations, warranties and undertakings set out in this Agreement, the Buyer wishes to purchase all the issued share capital of the Company on the terms and subject to the conditions set out in this Agreement.

(E)	The parties intend that each of Robert Watkins, Brian Tottman, Graeme King and Geoffrey Roberts shall remain as employees of the Company for not less than 12 months following Completion, in accordance with the Service Agreements.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (unless the context requires otherwise), the following words shall have the following meanings:

“Accounts” means the audited accounts of each Group Member, including in the case of the Company its audited consolidated accounts for the financial year which ended on the Accounts Date, comprising in each case a balance sheet, a profit and loss account, notes, directors' and auditors' reports and a cash flow statement a copy of each of which has been initialled for the purpose of identification by or on behalf of the Buyer and the Sellers;

“Accounts Date” - 31 March 2004;

“Agreed Form” means a document being in a form agreed by the Sellers and the Buyer and initialled by, or on behalf of, each for the purposes of identification as such;

“Borrowed Monies” means:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds (other than performance bonds), notes, debentures, loan stock or any similar instrument or security;

(d)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(e)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(f)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	the acquisition cost of assets or services to the extent payable on deferred payment terms of more than 90 days after the date of acquisition or possession thereof by the party liable, but excluding retentions or normal trade credit in the trade concerned not entered into primarily as a means of finance

(i)	monies received in consideration for the supply of goods and for services to the extent received more than 90 days before the due date of such supply, but excluding any advance payment arrangement which represents trade credit which is normal in the trade concerned and any liability by way of bona fide advance payments and deposits received from customers in the ordinary course of trade; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in clauses (a) to (i) above but for the avoidance of doubt there shall be excluded any obligation to pay contingent consideration arising from the acquisition by the Company of stock in InTouch by Design Inc.;

“Business Day” means a day excluding Saturdays and Sundays on which banks in London are generally open for business;

“Buyer’s Group” means the Buyer, its holding companies and the subsidiary undertakings from time to time of such holding companies (as such terms are defined by s736 and 736A CA 1985);

“Buyer’s Solicitors” Reed Smith LLP of Minerva House, 5 Montague Close, London SE1 9BB;

“Cash at Bank” means the amount credited as cash at bank in the Completion Balance Sheet (including for the avoidance of doubt credit for the repayment of the Director’s Loan);

“CA 1985” means the Companies Act 1985;

“Company” means The InTouch Group Limited incorporated in England and Wales under registered number 2381444, further particulars of which are set out in Schedule 2;

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 4;

“Completion Balance Sheet” means the completion balance sheet prepared in accordance with Clause 13 and Schedule 6;

“Confidential Information” means all information not publicly known and which is, has been or is intended to be used in or otherwise relates to any Group Member's business, customers, or financial or other affairs, including information relating to:

(a)	trade secrets, know-how, ideas, computer systems and computer software;

(b)	future projects, business development or planning, commercial relationships and negotiations; and

(c)	the marketing of goods or services including customer names and lists, sales targets and statistics;

“Consideration” means the consideration for the sale of the Shares as stated in Clause 3.1 as adjusted pursuant to Clauses 14 and 15;

“Contract” means any agreement or commitment whether conditional or unconditional and whether by deed, under hand, oral or otherwise, and any arrangement or understanding whether legally binding or not;

“Director’s Loan” means the loan from the Company to Robert Watkins of £233,788.99 and repayable by Robert Watkins at Completion in accordance with Clause 3.2;

“Disclosure Letter” means the letter of the same date as this Agreement from the Sellers to the Buyer qualifying the Warranties;

“Dormant Companies” means any Group Member which at Completion is dormant as defined by s.249AA CA 1985 and “Dormant Company” shall mean each of them;

“Encumbrance” means any mortgage, charge, pledge, lien, agreement for sale, assignment, option, restriction, claim, right of pre-emption, right of first refusal, third party right or interest, other encumbrance or security interest of any kind, or other preferential arrangement having similar effect;

“Escrow Agent” means the Buyer’s Solicitor and Sellers’ Solicitor acting as joint escrow agents for the purpose of Clause 16;

“Escrow Agreement” means the escrow agreement in the Agreed Form set out at Schedule 7 and addressed to the Escrow Agent;

“Group Member” means any company which is a member of the Group;

“Group” means the Company and each of its subsidiaries (as defined at sections 736 and 736A CA 1985) and which for the avoidance of doubt includes InTouch By Design, Inc. and M3DIA Projects Limited;

“ICTA” Income and Corporation Taxes Act 1988;

“Loan Notes” means the two Promissory Notes made by the Company to Nicholas Zarkades and Walter Nichols Fader to the aggregate value of US$271,400 to be repaid without interest in one instalment on the 30th day of September 2006;

“Net Asset Value” means in relation to the Group, its consolidated fixed assets plus consolidated current assets (always excluding deferred tax assets and Cash at Bank) less its consolidated liabilities (always excluding Borrowed Monies and provision for dilapidations the subject of Clause 9.1.2) in each case as set out in the Completion Accounts and calculated in accordance with Schedule 6;

“Property” means the properties specified in Schedule 5 and each part of such properties;

“Relevant Claim” means any claim for breach of any of the Warranties;

“Relevant Customer” means any person who at any time during the period of 9 months immediately preceding Completion was:

(a)	negotiating with any Group Member for the supply by any Group Member of goods or services; or

(b)	a client or customer of any Group Member; or

(c)	in the habit of dealing with any Group Member;

“Relevant Products or Services” means products or services which are competitive with or of the type supplied by any Group member at any time during the period of 9 months immediately preceding Completion;

“Sellers’ Solicitors” Lupton Fawcett of Yorkshire House, Greek Street, Leeds, LS1 5SX;

“Service Agreements” means the service agreements in the Agreed Form to be entered into at Completion between the Company and each of Robert Watkins, Brian Tottman, Graeme King and Geoffrey Roberts in accordance with Clause 4.4;

“Shareholders Agreement” means the shareholders agreement between the Sellers in relation to the Company dated 30 November 2000 as amended;

“Shares” means all the issued shares in the capital of the Company;

“Stock” means stocks (as defined in Statement of Standard Accounting Practice No 9 adopted by the Accounting Standards Board) of each Group Member including raw materials, components, work in progress, finished goods and consumables;

“Taxation” shall have the meaning set out in Schedule 4;

“Tax Deed” means a deed of indemnity between the Buyer and Sellers of even date herewith in the Agreed Form;

“Transaction Documents” means this Agreement, the Tax Deed, the Disclosure Letter and the Escrow Agreement;

“Warranties” means the representations and warranties set out or referred to in Clause 7, Schedule 3 and Part 3 of Schedule 4; and

“Warrantors” means Robert Watkins, Brian Tottman, Graeme King and Geoffrey Roberts.

1.2	In this Agreement, unless the context requires otherwise:

1.2.1	any reference to a Recital, Clause or Schedule is a reference to the relevant recital, clause or schedule of or to this Agreement;

1.2.2	the index and Clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.2.3	use of the singular includes the plural and vice versa;

1.2.4	use of any gender includes the other gender;

1.2.5	any reference to a statute, statutory provision or subordinate legislation (“legislation”) shall (except where the context otherwise requires) be construed as referring to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation provided that no such legislation which is enacted or made after the date of this Agreement shall be deemed to impose any additional liability on any of the Sellers or the Buyer under this Agreement;

1.2.6	reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, governmental agencies and departments, states, foundations and trusts (in each case whether or not having separate legal personality);

1.2.7	unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Warrantors (or similar expression), the Warrantors will be deemed to have such knowledge, information, belief or awareness as the Warrantors would have obtained had the Warrantors made all due and careful enquiries into the subject matter of that Warranty of each other, Sally Wood, Buckle Barton (the Group’s accountants and auditors) and Joe Zammit.

1.2.8	all obligations, representations and warranties on the part of two or more persons are entered into, given or made by such persons jointly and severally;

1.2.9	references to Clauses and Schedules are to clauses of and schedules to this Agreement, and references to paragraphs are to paragraphs in the Schedule in which such references appear;

1.2.10	the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

1.2.11	any phrase introduced by the terms "include", "including", "in particular" or any similar expression will be construed as illustrative and will not limit the sense of the words preceding those terms;

1.2.12	any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term.

2.	SALE AND PURCHASE AND PRE-COMPLETION CONDITIONS

2.1	The Sellers will sell with full title guarantee, and the Buyer will buy, the Shares. The Shares will be sold free of any Encumbrance and with all rights attached or accruing to them at or after the date of this Agreement.

2.2	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement and the Sellers shall have delivered to the Buyer on or prior to Completion evidence to the satisfaction of the Buyer:

2.2.1	of the re-registration of the Company as a private company in accordance with the provisions of s.53 Companies Act 1985 and adoption of new Articles of Association by way of a written resolution of the members of the Company;

2.2.2	payment of the Loan Notes;

2.2.3	discharge as at Completion of all indebtedness due from any Group Member to Alex Lawrie Factors Limited and the release of any security granted in favour of Alex Lawrie Factors Limited;

2.2.4	duly stamped share transfers to the Company of all shares registered in the name of Graeme King in InTouch Meridian Limited and InTouch Reprographics Limited together with associated share certificates;

2.2.5	duly stamped share transfers to the Company by the Warrantors and David McGowan of 51 per cent of the issued share capital of M3DIA Projects Limited together with associated share certificates and evidence that the transfer of such shares will immediately be registered by M3DIA Projects Limited upon presentation of the stamped share transfers;

2.2.6	that the contract between the Company and United Biscuits Limited has been duly executed.

3.	CONSIDERATION

3.1	The consideration for the sale of the Shares shall be £21,604,197 (twenty one million six hundred and four thousand one hundred and ninety seven pounds) payable in cash, subject to the provisions of Clause 16 below, Clause 3.2 and any adjustment pursuant to Clauses 14 and 15, on Completion, which Consideration shall be allocated between the different classes of Shares as follows:

3.1.1	A Ordinary Shares:98.61109 per cent; and

3.1.2	B Ordinary Shares:1.38891 per cent.

3.2	The Consideration due to Robert Watkins on Completion shall be reduced by the amount of the Director’s Loan and the Buyer shall make such payment to the Company as agent on behalf of Robert Watkins.

4.	COMPLETION

4.1	Completion will take place at the offices of the Buyer’s Solicitors immediately after the signing of this Agreement.

4.2	At Completion, the Sellers will produce and deliver:

4.2.1	executed transfers of the Shares in favour of the Buyer (or its nominee(s)) together with the share certificates for the Shares (or in the case of any lost certificate an indemnity satisfactory to the Buyer in relation to it);

4.2.2	any waiver, consent or other document necessary to give the Buyer (or its nominee(s)) full legal and beneficial ownership of the Shares;

4.2.3	powers of attorney in the Agreed Form where the Sellers are unable to attend in person at Completion;

4.2.4	a letter of resignation in the Agreed Form from each director of each Group Member, with the exception of the directors of InTouch By Design, Inc.;

4.2.5	a letter of resignation in the Agreed Form from each secretary of each Group Member, with the exception of the secretary of the Company and InTouch By Design, Inc.;

4.2.6	a copy of a letter to each Group Member from its auditors resigning from office with effect from Completion and containing the statement required by section 394 CA 1985, the original of the letter having been deposited at the registered office of the relevant company;

4.2.7	the certificate of incorporation, any certificate(s) of incorporation on change of name, the common seal and the statutory books and registers (which will be written up to but not including Completion) of each Group Member;

4.2.8	all deeds and documents relating to the title of any Group Member to the Property;

4.2.9	a copy of the bank mandate of each Group Member and copies of bank statements in respect of each account of each Group Member as at the close of business on the last Business Day prior to Completion, together in each case with a reconciliation statement prepared by the Sellers to show the position at Completion (listing unpresented cheques drawn or received by the relevant Group Member and standing orders payable since the date of such bank statements);

4.2.10	a deed in the Agreed Form from each of the Sellers acknowledging that neither of the respective Sellers nor any spouse or child of the respective Sellers nor any company of which the respective Seller, spouse or child has control (as defined in section 840 ICTA) has any claim against any Group Member and that there is no agreement or arrangement under which any Group Member has any actual, contingent or prospective obligation to any such person; and

4.2.11	where any agreement or arrangement referred to in Clause 4.2.10 previously existed, evidence of the release or termination of it in a form satisfactory to the Buyer;

4.2.12	a duly completed form 403 in respect of the discharge of security registered in favour of Alex Lawrie Factors Limited in respect of any Group Member; and

4.2.13	the Tax Deed and Disclosure Letter duly executed by the Warrantors.

4.3	The Sellers will procure that duly convened board meetings of each relevant Group Member are held at which:

4.3.1	the transfers referred to in Clause 4.2.1 (subject to stamping if not previously effected) are approved for registration in the books of the relevant Group Members;

4.3.2	the accounting reference date of each Group Member is changed to 30 September;

4.3.3	the address of the registered office of each Group Member is changed to InTouch House, Riverside Drive, Cleckheaton, West Yorkshire BD19 4DH;

4.3.4	the resignations of directors, secretaries and auditors referred to in each of paragraphs 4.2.4, 4.2.5 and 4.2.6 are accepted with effect from the end of the relevant board meeting and the relevant forms 288b are duly completed and the relevant company secretary be instructed to file the same at Companies House;

4.3.5	such persons as are nominated by the Buyer as directors (being David Kelly, Joseph Bartolacci, Steven Nicola and Franz Schwarz), secretary (being Sally Wood) and auditors (being PriceWaterhouse Coopers) of each Group Member are appointed with effect from the end of the relevant board meeting and the relevant forms 288a are duly completed and the relevant company secretary be instructed to file the same at Companies House; and

4.3.6	the Company's execution of the Service Agreements in the Agreed Form are approved and authorised.

4.4	Furthermore, the Warrantors will enter into the Service Agreements in the Agreed Form with the Company and the Sellers and Buyer will enter into the Escrow Agreement with the Escrow Agent;

4.5	The Sellers will each repay, and will procure that any spouse or child of each respective Seller and any company of which each respective Seller, spouse or child has control (as defined in section 840 ICTA) will repay, all amounts owed to the any Group Member by the respective Seller, spouse, child or company whether due for payment or not

4.6	Upon satisfaction of all of the matters referred to at Clauses 2.2 and 4.2 to 4.5 the Buyer will pay the Consideration by electronic funds transfer to the Sellers’ Solicitors client account with The Royal Bank of Scotland plc, 27 Park Row, Leeds LS1 5QB, Sort Code 16-23-37, Account Number 00194374 or by such other method as may be agreed between the parties.

4.7	The Sellers’ Solicitors are authorised to receive the Consideration on behalf of the Sellers and payment to them will be a good and sufficient discharge to the Buyer and the Buyer will not be further concerned as to the application of the moneys so paid.

4.8	If for any reason the provisions of Clauses 2.2 and 4.2 to 4.5 are not fully complied with the Buyer may elect (in addition and without prejudice to all other rights or remedies available to it) to rescind this agreement or to fix a new date for Completion.

5.	POWER OF ATTORNEY

5.1	For so long after Completion as the Sellers remain the registered holder of any of the Shares hereby sold to the Buyer, each of the Sellers shall hold them and any distributions, property and rights deriving from them in trust for the Buyer and shall deal with those Shares and any distributions, property and rights deriving from them as the Buyer directs; in particular, each of the Sellers shall exercise all voting rights as the Buyer directs or shall execute an instrument of proxy or other document which enables the Buyer or its representative to attend and vote at any meeting of the Company. Each of the Sellers appoints the Buyer to be his or her attorney from Completion granting to the Buyer full power on his or her behalf to exercise all voting and other related rights attaching to the Shares including power to:

5.1.1	execute a form of proxy in favour of such person or persons as the Buyer may think fit to attend and vote as the Buyer's proxy at any general meeting of the members of the Company in respect of the Shares in such manner as the Buyer may decide;

5.1.2	consent to the convening and holding of any such meeting and the passing of the resolutions to be submitted at any such meeting on short notice;

5.1.3	execute written resolutions; and

5.1.4	settle the terms of such resolutions and generally to procure that the Buyer or its nominees are duly registered as holder of those Shares.

5.2	Each of the Sellers ratifies and confirms and agrees to ratify and confirm all and whatsoever the Buyer shall lawfully do or cause to be done in pursuance of the power of attorney granted in favour of the Buyer by clause 5.1. Each of the Sellers declares that the power of attorney in clause 5.1 shall be irrevocable.

6.	GUARANTEES

6.1	The Warrantors will procure that on Completion each Group Member is released from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by such Group Member to any third party in respect of a liability of any person other than a Group Member.

6.2	The Buyer undertakes to the Sellers that as soon as reasonably practicable following Completion the Buyer will use all reasonable endeavours to obtain the release of the Sellers from any guarantee, indemnity, counter-indemnity, letter of comfort or other obligation given by the Sellers to any third party in respect of a liability of any Group Member and of which full particulars are contained in the Disclosure Letter. Pending such release, the Buyer undertakes to indemnify the Sellers against all amounts paid by the Sellers to any third party pursuant to any such obligation (and all costs incurred in connection with such obligation) arising after the date of this Agreement save that this indemnity will not extend to any matter giving rise to a Relevant Claim or a claim under Part 2 of Schedule 4 or any other indemnity set out in this Agreement.

7.	WARRANTIES

7.1	The Warrantors warrant to the Buyer in the terms of the Warranties. The Warrantors acknowledge that the Buyer is entering into this Agreement in reliance on each Warranty, which has also been given as a representation and with the intention of inducing the Buyer to enter into this Agreement.

7.2	The Warranties are qualified by all facts and matters fully and fairly disclosed in the Disclosure Letter. No other information of which the Buyer has knowledge (actual or constructive) will prejudice or reduce any claim made by the Buyer in respect of the Warranties. The provisions of section 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 are hereby excluded.

7.3	The Warrantors undertake to indemnify the Buyer on demand against all costs (including legal costs) expenses or other liabilities which the Buyer or any Group Member may incur before or after the commencement of any action in connection with:

7.3.1	the settlement of any claim against the Sellers in respect of a breach or alleged breach of any provision of this Agreement;

7.3.2	any legal proceedings in which the Buyer claims that any provision of this Agreement has been breached in which judgment is given for the Buyer; and

7.3.3	the enforcement of any such settlement or judgment.

7.4	The Sellers waive and may not enforce any right which the Sellers may have against any Group Member, or any director or employee of any Group Member, on which or on whom the Sellers may have relied in agreeing to any term of this Agreement or any statement in the Disclosure Letter.

7.5	The Warrantors undertake to disclose immediately to the Buyer anything which comes to the notice of any of them which is or may be a breach of any of the Warranties.

7.6	Each Warranty is to be construed independently and is not limited or restricted by any other Warranty or any other term of this Agreement.

8.	LIMITATION ON WARRANTY CLAIMS

8.1	The Warrantors will not be liable for any Relevant Claim:

8.1.1	unless the Warrantors receive from the Buyer written particulars of the Relevant Claim (stating in reasonable detail the nature of the Relevant Claim):

8.1.1.1	within a period ending on the 30 November 2006 in the case of a Relevant Claim for breach of any of the Warranties contained in Schedule 3;

8.1.1.2	within 7 years after Completion, in the case of a Relevant Claim for breach of any of the Warranties contained in Schedule 4.

8.1.2	arising from any single circumstance or set of circumstances unless the amount of the Relevant Claim or a claim under the Tax Deed (in each case including interest and costs) exceeds £10,000 and if it does exceed that figure then the Warrantors shall be liable in respect of the whole amount;

8.1.3	unless the aggregate amount of all Relevant Claims including interest and costs for which the Warrantors would otherwise be liable exceeds £200,000 in which case if liability exceeds that figure then all claims previously admissible (but always excluding any claim which did not qualify as a Relevant Claim under Clause 8.1.2), including claims previously notified, shall accrue against the Warrantors;

8.1.4	to the extent that the aggregate amount of the liability of the Warrantors for all such claims (including claims under the Tax Deed) would thereby exceed the Consideration.

8.1.5	Clause 8.1.2 above shall not apply to the extent that the claim in question (Relevant Claim or a claim under the Tax Deed) arises as a result of persons treated as self employed consultants instead being treated as employees for tax purposes.

8.2	Clause 8.1 will not apply in respect of a Relevant Claim concerning paragraphs 1 (capital) and 2 (capacity) of Schedule 3.

8.3	The Buyer shall not be obliged to bring proceedings of any type against the Warrantors until the earlier of (i) the expiration of three years following Completion or (ii) termination of all of the Service Agreements. Subject to this proviso, any Relevant Claim shall, if it has not been previously satisfied settled or withdrawn, be deemed to have been withdrawn and shall become fully barred and unenforceable (and no new claim may be made in respect of the facts giving rise to such withdrawn claim) on the expiry of the period of 9 months commencing on the date on which the period referred to above shall expire unless by then proceedings in respect of that claim shall have been issued and served upon the Warrantors or the claim shall have been agreed or settled by the parties.

8.4	Following notice of a Relevant Claim and upon reasonable request from the Warrantors, the Buyer shall allow the Warrantors and their accountants and professional advisers to investigate the matter or circumstances alleged to give rise to the Relevant Claim and whether and to what extent any amount is payable in respect of the Relevant Claim and for such purpose the Buyer shall give, subject to it being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Warrantors or their accountants or professional advisers may reasonably request.

8.5	The Warrantors shall have no liability:

8.5.1	in respect of any matter fully and fairly disclosed in the Disclosure Letter;

8.5.2	to the extent that such liability would not have arisen but for a change after the date of this Agreement in any legislation or government or governmental order or rule;

8.5.3	to the extent that the Relevant Claim would not have arisen but for any claim, election, surrender or disclaimer made or notice or consent given by the Buyer or the Company pursuant to any enactments relating to Taxation after Completion;

8.5.4	in respect of any matter or liability to the extent that a provision, allowance or reserve in respect thereof is adequate and expressly identified and financially quantified in the Completion Balance Sheet and factored into an adjustment to the Consideration in accordance with Clauses 14 or 15 regardless of whether an adjustment occurs such that the Buyer is unable to recover such liability more than once;

8.5.5	for any asset acquired by the Company after Completion;

8.5.6	for any change in the accounting reference date of the Company after Completion; or

8.5.7	in circumstances where the loss or liability resulting from the Relevant Claim has been or is made good or otherwise compensated for at no expense to the Buyer or the Company.

8.6	If the Warrantors pay to the Buyer an amount in respect of any liability and the Buyer or the Company subsequently recovers from a third party a sum in respect of the same loss to which that liability relates and the Buyer is now over compensated for such loss, then to the extent that the sum relates to such loss, the Buyer shall immediately repay to the Warrantors (in the same proportion as the Sellers made such payments to the Buyer) so much of the amount paid by the Warrantors as is equal to the over compensation less all reasonable third party costs, charges and expenses incurred by the Buyer or the Company in recovering that sum from the third party.

8.7	If the Buyer or the Company shall receive any claim (“a Third Party Claim”) made by a third party against the Company, which might constitute or give rise to a liability under the Warranties, the Buyer shall notify the Warrantors as soon as practicable giving all reasonable details which the Buyer has concerning the same, provided that a failure to so notify shall not prejudice the Buyer’s further rights hereunder, and the Buyer shall further (subject to being indemnified against all reasonable costs and expenses for which it or the Company may become liable):-

8.7.1	inform and keep the Warrantors informed in respect of such Third Party Claim and provide reasonable access to all relevant accounts, documents and records within its power, possession or control to enable the Warrantors and its professional advisers to examine such claim and to take copies thereof;

8.7.2	at the expense in all respects of the Warrantors take such action as the Warrantors may reasonably request to avoid, dispute, resist, appeal, compromise or defend or mitigate any such Third Party Claims; and

8.7.3	not make any admission of or settle or compromise any liability which the Company may have in relation to the Third Party Claim without the prior written consent of the Warrantors, such consent not to be unreasonably withheld or delayed.

8.8	The Buyer shall not be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once under this Agreement or the Tax Deed in respect of the same loss.

8.9	The Buyer shall and shall procure that the Company shall take all reasonable steps to avoid or mitigate any loss or liability which would otherwise give rise to a claim under the Warranties.

8.10	The sole remedy available to the Buyer in respect of any breach of the Warranties or the Tax Deed shall be in damages and the Buyer shall have no right to rescind this Agreement and any such right is hereby expressly excluded.

8.11	Each limitation of liability under this Clause 8 shall be separate and independent and save as expressly otherwise provided in this Agreement shall not be limited by reference to any other such limitation or anything in this Agreement.

8.12	Notwithstanding any other provision of this Agreement, Clause 8 will not apply to exclude or limit the liability of the Warrantors to the extent that any Relevant Claim arises by reason of any fraud or dishonest, reckless or wilful misconduct or omission by or on behalf of the Sellers or any of them.

8.13	The Buyer acknowledges that:

8.13.1	the Transaction Documents together with any other documents referred to in the Transaction Documents (together the "Contractual Documents") constitute the entire agreement between the parties;

8.13.2	it has not been induced to enter into any Contractual Document in reliance upon, nor has it been given, any warranty, representation, statement, agreement, undertaking, covenant or indemnity of any nature whatsoever other than as are expressly set out in the Contractual Documents and, to the extent that it has been the Buyer unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have had in relation to them.

8.14	Any amounts payable by the Warrantors to the Company or the Buyer in relation to a Relevant Claim shall constitute a reduction of the Consideration received by them.

9.	INDEMNITIES AND WAIVER

9.1	The Warrantors shall indemnify, keep indemnified and hold harmless the Buyer, the Company and any Group Member from and against all liabilities, losses, damages, costs, claims or expenses (whether foreseeable or not) arising as a direct or indirect result of:

9.1.1	against any Environmental Costs to the extent attributable to an Environmental Condition caused or existing on or prior to Completion, PROVIDED THAT the Environmental Condition is not the result of a change in EHS Laws (as defined in paragraph 27 of Schedule 3 to this Agreement) after Completion and subject always to Clause 10.

For the purposes of this Clause 9.1.1 and Clause 10

“Environmental Condition” means any contamination of ground, soil, ground water or surface water, or any air pollution (indoors or outdoors) caused by the use and/or occupation of any property (whether currently or formerly owned or occupied) by a Group Member (or any company who prior to Completion was a Group Member) where such contamination or pollution is caused or existing prior to Completion on or above the said property and caused by Hazardous Substances (as defined in paragraph 27 of Schedule 3 to this Agreement) which have been released, spilled, deposited, disposed, leached, migrated or otherwise come to rest in the soil, air or water or has been caused by the previous migration of such Hazardous Substances from the said property;

“Environmental Costs” means all costs and expenses reasonably and properly incurred by a person in defending, handling or settling any actual or threatened Environmental Claim made against them including the reasonable and proper costs of any investigation or cleanup necessitated by such actual or threatened Environmental Claim, the payment of any penalties or other payments imposed on them by a Government Entity or court in respect of an Environmental Claim or payment in settlement of an Environmental Claim;

“Environmental Claim” means any written claim demand action liability or obligation made issued or imposed by any Government Entity or court (including enforcement notices or proceedings) or any person in connection with any Environmental Condition; and

“Government Entity” means any government body or other body company or person that has powers pursuant to EHS Laws (as defined in paragraph 27 of Schedule 3 to this Agreement) including but not limited to the Environment Agency.

9.1.2	any liabilities of any Group Member (or any company who prior to Completion was a Group Member) in respect of any freehold or leasehold property (whether currently or formerly owned or occupied) by the Group Member at any time prior to Completion arising as a direct or indirect result of any authorised guarantee agreements or dilapidations in connection therewith;

9.1.3	the redundancy or termination of employment of the following employees of the relevant Group Member: Helen King, Josephine Tottman, Sally Watkins, Jennifer Roberts, Andrew Garnham, Paul Goldberg or Martyn Dykhoff;

9.1.4	arising out of the failure to obtain landlord consent to the occupation of Alan Batham Digital Photography of the Property in London and resulting disapplication of the rights of tenure prescribed by the Landlord and Tenant Act 1954;

9.1.5	any breach or failure to deliver or perform the obligations set out at Clauses 2.2 or 11.

9.2	The Warrantor shall indemnify, keep indemnified and hold harmless the Buyer for itself and as trustee for the Company and each of the Group Members on an after tax basis in respect of all, claims, liabilities, costs and expenses incurred, suffered or paid at any time in connection with any liability to provide any relevant benefits (as defined in paragraph 35.1.2 of schedule 3) which would not have been a liability but for the operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or European law.

9.3	The Sellers waive and may not enforce any right which the Sellers may have against the Company, any Group Member or the Buyer arising out of or in connection with the Shareholders Agreement and irrevocably release and discharge the Company, each Group Member and the Buyer from any obligation or liability thereunder.

10.	CONDUCT OF MATTER GIVING RISE TO ENVIRONMENTAL COSTS
A.
10.1	The Buyer shall (prior to taking any action against the Warrantors under Clause 9.1.1 and subject to the Buyer or the relevant Group Member being indemnified and secured to the reasonable satisfaction of the Buyer or the relevant Group Member by the Warrantors against all reasonable costs and expenses which may properly be incurred by reason of such action) and shall procure that any Group member shall likewise promptly and diligently take all such action as the Warrantors may reasonably request including the institution of proceedings and the instruction of professional advisers to act on behalf of the Buyer or the relevant Group Member to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Buyer or any Group Member in accordance with the reasonable instructions of the Warrantors to the intent that such action shall be delegated entirely to the Warrantors and so long as the Warrantors shall have given adequate security therefor, not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Warrantors which consent shall not be unreasonably withheld or delayed.

10.2	The Warrantors shall not be liable under or in respect of any claim made under Clause 9.1.1 if and to the extent that such liability arose as a direct result of the Buyer or any Group Member deliberately performing any act (other than in accordance with law) which is intended to directly cause any Government Entity to investigate whether or not any Environmental Condition exists.

10.3	No claim may be brought under Clause 9.1.1 and the Warrantors shall not be liable under Clause 9.1.1 unless proceedings are issued against the Warrantors on or before the dates set out below and notwithstanding the foregoing the Warrantors’ liability under Clause 9.1.1 shall in any event not exceed the limits set against each date:

Date	Limitation
1 September 2006	£4,000,000
1 September 2007	£3,000,000
1 September 2008	£2,000,000
1 September 2009	£1,000,000

and from midnight 1 September 2010 the Warrantors’ liability shall be zero.

The limit of the Warrantors’ liability shall be determined by reference to the date proceedings are issued.

11.	POST COMPLETION UNDERTAKINGS

11.1	The Warrantors undertake that as soon as reasonably practical and in any event within:

11.1.1	30 Business Days following Completion to procure the transfer by David McGowan of 64 ordinary shares in M3DIA Projects Limited to the Company such that the Clause 2.2.5 is then satisfied. The Warrantors shall be liable for the payment of any stamp duty in connection therewith;

11.1.2	procure the resignation without claim by Thomas Ward and Steven Wood of any directorship of any Group Member by no later than 30 August 2004;

11.1.3	procure the resignation without claim by Donald Wells of any directorship of any Group Member by no later than 30 September 2004;

11.1.4	procure the resignation without claim by Martin Dyckhoff of any directorship of any Group Member as soon as reasonable practical and in any event by 31 December 2004;

12.	RESTRICTIVE COVENANTS

12.1	In this Clause:

12.2	The Warrantors undertake for the period of 18 months following Completion to the Buyer and each Group Member that they will not, and thereafter each of the Warrantors undertakes on a several basis to the Buyer and each Group Member that he will not, in each case whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly, without the prior written consent of the Buyer:

12.2.1	for a period of 3 years immediately following Completion, canvass, solicit or approach, or cause to be canvassed, solicited or approached, any Relevant Customer for the sale or supply of Relevant Products or Services;

12.2.2	for a period of 3 years immediately following Completion, deal or contact with any Relevant Customer in relation to the sale or supply of Relevant Products or Services;

12.2.3	for a period of 3 years immediately following Completion, interfere, or seek to interfere, with the continuance of supplies to any Group Member from any supplier who has been supplying goods or services to that Group Member at any time during the 9 months immediately preceding Completion if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services;

12.2.4	for a period of 3 years immediately following Completion, solicit or entice away, or endeavour to solicit or entice away, from any Group Member, or employ, any person employed in a managerial, supervisory, technical or sales capacity by, or who is or was a consultant to, any Group Member at Completion or at any time during the period of 9 months immediately preceding Completion where the person in question either has Confidential Information or would be in a position to exploit a Group Member's trade connections;

12.2.5	within the United Kingdom for a period of 3 years immediately following Completion, be engaged, concerned, connected with or interested in (except as the owner for investment of securities in a company dealt in on a recognised stock exchange and which confer not more than 1 per cent of the votes which could be cast at a general meeting), any other business which supplies Relevant Products or Services;

12.2.6	without prejudice to any rights relating to passing off or trade or service mark infringement (or similar rights in any territory), for a period of 3 years immediately following Completion use in connection with any business which is competitive with the business of any Group Member any name (in whatever form) which includes the name of any Group Member or any trading style or get up which is confusingly similar to that used by any Group Member as at Completion.

12.3	Except so far as required by law or, to the extent relevant, the regulations of any stock exchange or listing authority or the Panel on Takeovers and Mergers or any other governmental or regulatory organisation and in those circumstances only after prior consultation with the Buyer, the Sellers will not at any time after Completion:

12.3.1	disclose any Confidential Information to any person except to those authorised by the relevant Group Member to know;

12.3.2	use any Confidential Information for their own purposes or for any purposes other than those of the relevant Group Member; or

12.3.3	cause or permit any unauthorised disclosure of any Confidential Information.

12.4	Each of the undertakings set out in this Clause is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind the Sellers and Warrantors, as applicable.

13.	COMPLETION ACCOUNTS

13.1	Following Completion the Buyer shall deliver to the Warrantors a draft Completion Balance Sheet, not later than 90 Business Days following Completion.

13.2	The Completion Balance Sheet shall be prepared in accordance with the specific accounting policies and principles set out in Schedule 6.

13.3	In order to enable the Buyer to prepare the draft Completion Balance Sheet and, as far as possible, to eliminate any potential areas of disagreement between the parties, the Warrantors shall provide such reasonable assistance as the Buyer may reasonably require in that connection.

13.4	Subject to timely compliance by the Buyer with its obligations pursuant to clause 13.1 if the Warrantors do not within 20 Business Days of presentation to them of the draft Completion Balance Sheet give notice to the Buyer that they disagree with the draft Completion Balance Sheet or any item thereof (which notice shall state the amounts and reasons for the disagreement in reasonable detail) (the "Warrantors’ Disagreement Notice"), the draft Completion Balance Sheet shall thereupon be deemed to constitute the Completion Balance Sheet, which shall be final and binding on the parties.

13.5	If the Warrantors serve a Warrantors’ Disagreement Notice within the requisite timescale, the Buyer and the Warrantors shall attempt in good faith to reach agreement in respect thereof, and if they are unable to do so within 10 Business Days of the date of receipt by the Buyer of the Warrantors’ Disagreement Notice, either party may by notice (an "Appointment Notice") to the other require that the Completion Balance Sheet be referred to an independent chartered accountant (the "Independent Accountant") to resolve the outstanding matters in dispute ("Outstanding Matters in Dispute") in accordance with Clause 13.6 below.

13.6	Matters in dispute in relation to the Completion Balance Sheet shall be referred at the request of either the Warrantors or the Buyer for decision to the Independent Accountant to be appointed by agreement between the Warrantors and the Buyer or, in default of agreement within 10 Business Days of a request by either the Warrantors or the Buyer to the other for the appointment of a particular accountant, by the then President of the Institute of Chartered Accountants in England and Wales (the "ICAEW President") on the application of either the Warrantors or the Buyer.

13.7	The Independent Accountant shall be instructed to determine the Outstanding Matters in Dispute and the Independent Accountant shall decide the procedure to be followed in the determination subject to the following provisions which shall apply to the Independent Accountant 's role in any event:

13.7.1	the Outstanding Matters in Dispute shall be notified to the Independent Accountant in writing by the Warrantors and/or the Buyer within 10 Business Days of the Independent Accountant 's appointment;

13.7.2	the terms of reference of the Independent Accountant shall be to determine the Outstanding Matters in Dispute, including the finalisation of the form and content of the Completion Balance Sheet in accordance with the provisions of this agreement within 30 Business Days of receipt of the Warrantors’ and the Buyer's Submissions in Reply (referred to below), or as soon as practicable thereafter;

13.7.3	the Buyer (and/or the Buyer's accountant on the Buyer's behalf) and the Warrantors (and/or the Warrantors accountant on the Warrantors behalf) shall each promptly prepare a written statement setting out their respective positions on the Outstanding Matters in Dispute ("Opening Submissions") and shall, within 30 Business Days of the appointment of the Independent Accountant, submit to him and one another copies of their respective Opening Submissions;

13.7.4	within 30 Business Days following the completion of clause 13.7.3 above, the Warrantors and the Buyer shall each be entitled to comment in writing upon the Opening Submissions and documentation submitted by the other party ("Submissions in Reply"). Copies of such Submissions in Reply should be addressed and delivered to the Independent Accountant and the Warrantors or the Buyer (as the case may be);

13.7.5	the determination of the Independent Accountant pursuant to this clause shall be made in writing and such determination together with the final Completion Balance Sheet shall be delivered by the Independent Accountant to the Warrantors and the Buyer;

13.7.6	the Independent Accountant shall act as an expert and not as an arbitrator and his determination of any matter falling within his jurisdiction shall be final and binding on the Warrantors and the Buyer (in the absence of fraud or manifest error). In particular, without limitation, his determination shall be deemed to be incorporated into the Completion Balance Sheet, which shall then be final and binding on the parties;

13.7.7	the expenses of the Independent Accountant shall be borne as he shall direct at the time he makes any determination or, failing such direction, equally between the Warrantors, on the one hand, and the Buyer, on the other;

13.7.8	the parties shall co-operate with the Independent Accountant and comply with his reasonable requests made in connection with the carrying out of his duties under this agreement with respect to the Completion Balance Sheet.

14.	DEBT- CASH ADJUSTMENT

14.1	If and to the extent that the Completion Balance Sheet shows Cash at Bank is less than or greater than £604,197 then within 10 Business Days of the Completion Balance Sheet being agreed or determined pursuant to Clause 13, the Sellers shall pay to the Buyer an amount equal to such deficiency, or the Buyer shall pay to the Sellers an amount equal to such excess, in each case together with interest accrued daily at a rate of 1 per cent. per annum above the base rate from time to time of The Royal Bank of Scotland plc from and including the date of Completion to and including the Business Day before the date of actual payment.

14.2	If and to the extent that the Completion Balance Sheet shows the liability for Borrowed Monies (which for the avoidance of doubt shall exclude liability for any finance lease) is greater than £0 then within 10 Business Days of the Completion Balance Sheet being agreed or determined pursuant to Clause 13, the Sellers shall pay to the Buyer an amount equal to the excess, together with interest accrued daily at a rate of 1 per cent. per annum above the base rate from time to time of The Royal Bank of Scotland plc from and including the date of Completion to and including the Business Day before the date of actual payment.

15.	NET ASSET ADJUSTMENT

If the Net Asset Value as set out in the Completion Balance Sheet is less than £4,590,000 (“deficiency”) or greater than £4,790,000 (“excess”) then, within 10 Business Days of the Completion Balance Sheet being agreed or determined pursuant to Clause 13, the Sellers shall pay to the Buyer an amount equal to such deficiency, or the Buyer shall pay to the Sellers an amount equal to such excess, in each case together with interest accrued daily at a rate of 1 per cent. per annum above the base rate from time to time of The Royal Bank of Scotland plc on the relevant amount from and including the date of Completion to and including the Business Day before the date of actual payment.

16.	ESCROW OF CONSIDERATION

16.1	The Sellers agree that at Completion, without prejudice to any other remedy available to the Buyer, the Buyer shall be entitled to withhold from the payment of any sums due to the Sellers at Completion the aggregate sum of £1,000,000 (the “Escrow Monies”) against any potential liabilities of the Sellers to the Buyer under this Agreement until 30 November 2006, subject to the following conditions:

16.2	The Escrow Monies referred above shall be held for the escrow period by the Escrow Agent and subject to the terms of the Escrow Agreement.

16.3	Notwithstanding any period referred to in Clause 16.1 above, the following amounts shall be released to the Sellers upon the expiry of the time periods set out below upon production to the Escrow Agent of a duly executed release by not less than two Sellers and the Buyer:

16.3.1	forty percent of the balance of the Escrow Monies held by the Escrow Agent to be released at the expiry of a period of 1 year from the date of Completion; and

16.3.2	the balance of all Escrow Monies held by the Escrow Agent to be released at the expiry of 30 November 2006.

in each case less any fees of the Escrow Agent and subject to the right of the Buyer to continue to withhold the amount of any claim for any breach of this Agreement by the Sellers, including under the Warranties and indemnities set out in this Agreement, under Clauses 14.2, 15 and/or in respect of any claim arising under the Tax Deed which is claimed by the Buyer and has not been paid by a Seller.

16.4	The Sellers’ Solicitors are hereby authorised by the Sellers to receive on their behalf any Escrow Monies released by the Escrow Agent to the Sellers in accordance with this Clause 16 and payment to the Sellers’ Solicitors will be good and sufficient discharge to the Buyer and the Escrow Agent and the Buyer will not be further concerned as to the application of the monies so paid.

16.5	Where an amount is continued to be withheld in respect of a claim in accordance with Clause 16.1 once that claim shall have been settled (by agreement between the parties or following the final judgement of a court of competent jurisdiction or if discontinued):

16.5.1	if the claim is settled in favour of the Buyer payment of the amount of the settlement shall be paid out by the Escrow Agent to the Buyer;

16.5.2	if the claim is settled in favour of the Sellers or has been discontinued payment of the amount of the settlement or in the case of a discontinuance the amount of the claim shall be paid out of the account to the Sellers under Clause 16.1 provided that:

(a)	the amount so paid shall not exceed the amount by that time permitted to be released under Clause 16.3; and

(b)	there shall continue to be retained in the account an amount equal to the aggregate of any other claims which remain to be settled.

16.6	Upon the release of the whole or any part of the amount in the joint account to the Sellers, the Sellers shall be entitled to any interest or other sums which have accrued pro rata to the amounts so released, but otherwise the Buyer shall be entitled to all such interest.

16.7	The Sellers and the Buyer shall operate the Escrow Monies in the manner provided for by this Clause 16 by giving the appropriate instructions to their respective solicitors.

17.	ANNOUNCEMENTS

17.1	No announcement or circular concerning the transactions contemplated by this Agreement or any matter ancillary to it and no disclosure of the terms of this Agreement will be made by any Party except with the prior written approval of the others.

17.2	This Clause does not apply to any announcement, circular or disclosure required by law or, to the extent relevant, the regulations of any stock exchange or listing authority or the Panel on Takeovers and Mergers or any other governmental or regulatory organisation, provided, if practicable, that the party required to make it has first consulted and taken into account the reasonable requirements of the other party.

18.	COSTS

Each party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it. No Group Member will bear any part of such costs and expenses.

19.	INTEREST

Save where expressly provided, if any party defaults in the payment when due of any sum payable under this Agreement the liability of the defaulting Party shall be increased to include interest on such sum from the date when payment is due until the date of actual payment (both before and after judgement) at the rate of 2 per cent per annum above the base rate from time to time of The Royal Bank of Scotland plc. Such interest shall accrue from day to day and shall be compounded on a daily basis.

20.	NOTICES

20.1	Any notice or other document to be served under this Agreement shall be given in writing to the party due to receive such notice and shall be delivered personally or sent by first class registered pre-paid post (or airmail if sent overseas) or by fax to the party to be served, at:

Sellers/ Warrantors:	Lupton Fawcett
Address:	Yorkshire House Greek Street Leeds LS1 5SX
Fax:	0113 280 2163
Attention:	M Phillips/K Emsley

Buyer:
Address:	Matthews International Corporation 2 North Shore Center Pittsburgh, PA 15212
Fax:	412 442 8291
Attention:	Chief Financial Officer

or at such other address as the relevant party may have notified to the other party in accordance with, and expressly for the purpose of, this Clause.

20.2	Any notice or document shall be deemed to have been served:

20.2.1	if personally delivered, at the time of delivery; or

20.2.2	if posted, at 10.00 a.m. on the second Business Day after it was put into the post (six days if sent overseas); or

20.2.3	if sent by fax, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 p.m. on any Business Day, and in any other case at 10.00 a.m. on the Business Day following the date of despatch.

20.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a first class registered pre-paid letter (or airmail letter if sent overseas) or that the fax message was properly addressed and despatched and printed confirmation of transmission has been received.

20.4	Any notice or other communication given to the Sellers’ Solicitors, will be treated as validly given to the Sellers and/ or Warrantors.

20.5	Any notice or other communication addressed to a deceased Seller or to a deceased Seller's personal representatives, notwithstanding that no grant of representation has yet been made in respect of such Seller's estate, at the Seller's address in accordance with the foregoing provisions of this Clause or at such other address as may have been notified by the personal representatives in writing to the sender as being their address for service, and otherwise served in accordance with the foregoing provisions, will be deemed valid service to that Seller.

20.6	Any references to time in this Clause shall be construed as references to the relevant time in the United Kingdom.

20.7	The provisions of this Clause will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with the Civil Procedure Rules.

21.	ASSIGNMENT

21.1	The Buyer may assign, transfer, charge, or deal in any other manner with all or any part of the benefit of, or any of its rights under, this Agreement to any member of the Buyer’s Group. Provided that the liability of the Sellers to a member of the Buyer’s Group shall cease on such member ceasing to be a member of the Buyer’s Group. For the avoidance of doubt the foregoing proviso shall not operate to extinguish or reduce the Sellers liability with respect to any other member of the Buyer’s Group.

21.2	The Sellers may not assign, transfer, charge, or deal in any other manner with the benefit of, or any of their rights under, this Agreement.

21.3	This Agreement will be binding and enure for the benefit of the personal representatives, successors in title and permitted assigns of each of the parties and references to the parties will be construed accordingly.

22.	GENERAL

22.1	Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in force notwithstanding Completion.

22.2	At any time after the date of this Agreement the Sellers shall, and shall use their reasonable endeavours to procure that any necessary third party shall execute such documents and do such acts and things as the Buyer may reasonably require for the purpose of giving to the Buyer the full benefit of all the provisions of this Agreement.

22.3	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, either under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

22.4	All amounts due under this Agreement shall be paid in full without any deduction or withholding other than as required by law and save as expressly provided no party shall be entitled to assert any credit, set-off or counterclaim against any other party in order to justify withholding payment of any such amount in whole or in part.

22.5	No failure of the party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement will operate as a waiver of such right, power or remedy nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of such right, power or remedy or the exercise of any other rights, powers or remedies (whether provided by law or otherwise). No waiver of any breach of this Agreement shall be deemed to be a waiver of any subsequent breach.

22.6	Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

22.7	Any liability to any party under this Agreement may, in that party’s absolute discretion, in whole or in part be released, compounded or compromised or time or indulgence given, as regards any of the parties under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability, whether joint and several or otherwise.

22.8	In the event of any claim being made against the Sellers under the Warranties or under Part 2 of Schedule 4, the Sellers will not plead against such claim the Limitation Act 1980 or any other statute (present or future) directly or indirectly consolidating, extending, replacing or re-enacting the same, or any other rule of law relating to limitation of time in which an action can be brought or claim made; provided that this Clause 22.8 is without prejudice to any express provision of this Agreement regarding time limits for notifying or making claims.

22.9	The rights and remedies of the parties as set out in this Agreement are in addition to and do not in any way exclude any rights and remedies which the parties may have under statute, common law or otherwise.

22.10	Each Group Member has the right to enforce only Clauses 12 and 22.12 of this Agreement and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. Except as stated in this Clause, the parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

22.11	No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each party to this Agreement but no variation shall require the consent of any Group Member.

22.12	Except as required by law, all payments by the Sellers pursuant to this Agreement will be made free and clear of all deductions and withholdings whether in respect of Taxation (as defined in Schedule 4) or otherwise. If any deduction or withholding is required by law to be made from any payment by the Sellers pursuant to this Agreement which is not governed by the provisions of Schedule 4 or if (ignoring any available relief or allowance) the Buyer or any Group Member is subject to Taxation in respect of any such payment which is not governed by the provisions of Schedule 4 then the Sellers will pay to the Buyer or the relevant Group Member such additional amount as is necessary to ensure that the net amount received and retained by them (after taking account of such deduction or withholding or Taxation) is equal to the amount which they would have received and retained had the payment in question not been subject to the deduction or withholding or Taxation.

23.	GOVERNING LAW AND JURISDICTION

23.1	This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with English law.

23.2	The parties irrevocably agree that the courts of England are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it. The parties irrevocably submit to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

23.3	The jurisdiction provisions contained in this Clause are made for the benefit of the Buyer only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.

24.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

25.	PROCESS AGENT

The Sellers irrevocably appoint Lupton Fawcett (ref MP/KHE) now of Yorkshire House, Greek Street, Leeds LS1 5SX as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller. If such process agent ceases to be able to act as such or to have an address in England, the Sellers irrevocably agree to appoint immediately a new process agent in England acceptable to the Buyer and to deliver to the Buyer within 7 days of such appointment a copy of a written acceptance of appointment by the process agent. Nothing in this Agreement shall affect the right to service process in any other manner permitted by law.

This Agreement has been executed and delivered as a deed on the date stated at the beginning.

Page

Share Sale and Purchase Agreement

SCHEDULE 1

The Sellers

Number and class of shares to be sold	Name and address of registered owner	Name and address of beneficial owner
16495 Ordinary A	Graeme Philip King Ash Barn Syke Lane Ogden Halifax HX2 9NU	Graeme Philip King
16495 Ordinary A	Brian Ernest Tottman 61 Greenhead Road Huddersfield HD1 4ER	Brian Ernest Tottman
16495 Ordinary A	Robert Greig Watkins Brown Lodge Barn Brown Lodge Street Littleborough Lancashire OL15 0EP	Robert Greig Watkins
5517 Ordinary A	Geoffrey William Roberts Low Lodge Barnsdale Road Allerton Bywater WF10 2AX	Geoffrey William Roberts
1500 Ordinary B	Helen M King Ash Barn Syke Lane Ogden Halifax HX2 9NU	Helen M King
1500 Ordinary B	Josephine Tottman 61 Greenhead Road Huddersfield HD1 4ER	Josephine Tottman
1500 Ordinary B	Sally R Watkins Brown Lodge Barn Brown Lodge Street Littleborough Lancashire OL15 0EP	Sally Watkins
502 Ordinary B	Jennifer R Roberts Low Lodge Barnsdale Road Allerton Bywater WF10 2AX	Jennifer R Roberts

Page

Share Sale and Purchase Agreement

SCHEDULE 2

Details of the Company

Name of Company:	The InTouch Group Limited
Registered number:	2381444
Registered office:	Sanderson House, Station Road, Horsforth, Leeds LS18 5NT
Date of incorporation:	9 May 1989
Authorised share capital:	£100,000 divided into 85,000 Ordinary A shares of £1 each and 15,000 Ordinary B shares of £1 each
Issued share capital:	55,002 Ordinary A shares of £1 each (to the value of £55,002) 5,002 Ordinary B shares of £1 each (to the value of £5,002)
Directors' full names:	Graeme Philip King Geoffrey William Roberts Brian Ernest Tottman Thomas Matthew James Ward Steven Craig Wood Robert Greig Watkins
Secretary's full name:	Sally Emma Wood
Accounting reference date:	31 March
Mortgages over assets:
Mortgage Debenture in favour National Westminster Bank Plc created 20 August 1990

Deed of Charge over Credit Balances in favour of National Westminster Bank Plc created 6 December 2000

Charge over Credit Balances in favour of National Westminster Bank Plc created 6 December 2000

Page

Share Sale and Purchase Agreement

Details of other Group Members

Name of Company:	InTouch Meridian Limited
Registered number:	02696313
Registered office:	Sanderson House, Station Road, Horsforth, Leeds, West Yorkshire LS18 5NT
Date of incorporation:	12 March 1992
Authorised share capital:	£1000 divided into 1000 Ordinary shares of £1 each
Issued share capital:	4 Ordinary shares of £1 each (to the value of £4)
Registered and beneficial shareholders:	Name and address The InTouch Group Limited Sanderson House 22 Station Road Horsforth Leeds LS18 5NT	Number and class of shares held 4 Ordinary shares
Directors' full names:	Graeme Philip King Geoffrey William Roberts Brian Ernest Tottman Robert Greig Watkins
Secretary's full name:	Robert Greig Watkins
Accounting reference date:	31 March
Mortgages over assets:	Mortgage Debenture in favour of National Westminster Bank Plc created 14 July 1992 Mortgage Debenture in favour of National Westminster Bank Plc created 31 July 2000

Name of Company:	West City Two Limited
Registered number:	04024799
Registered office:	Sanderson House, Station Road, Horsforth, Leeds, West Yorkshire LS18 5NT
Date of incorporation:	27 June 2000
Authorised share capital:	£100,000 divided into 100,000 Ordinary shares of £1 each
Issued share capital:	100 Ordinary shares of £1 each (to the value of £100)
Registered and beneficial shareholders:	Name and address The InTouch Group Limited Sanderson House 22 Station Road Horsforth Leeds LS18 5NT	Number and class of shares held 100 Ordinary shares
Directors' full names:	Brian Ernest Tottman Robert Greig Watkins
Secretary's full name:	Robert Greig Watkins
Accounting reference date:	31 March
Mortgages over assets:	Mortgage Debenture in favour of National Westminster Bank Plc created 20 November 2000

Name of Company:	In Touch Reprographics Limited
Registered number:	02708083
Registered office:	Sanderson House, Horsforth, Leeds, West Yorkshire LS18 5NT
Date of incorporation:	21 April 1992
Authorised share capital:	£1000 divided into 1000 Ordinary shares of £1 each
Issued share capital:	100 Ordinary shares of £1 each (to the value of £100)
Registered and beneficial shareholders:	Name and address The InTouch Group Limited Intouch House Riverside Drive Cleckheaton West Yorkshire BD19 4DH	Number and class of shares held 100 Ordinary shares
Directors' full names:	Graeme Philip King Geoffrey William Roberts Brian Ernest Tottman Robert Greig Watkins
Secretary's full name:	Robert Greig Watkins
Accounting reference date:	31 March
Mortgages over assets	Mortgage Debenture in favour of National Westminster Bank Plc created 6 February 1993

Name of Company:	Aaron Associates Limited
Registered number:	02176738
Registered office:	Sanderson House, Station Road, Horsforth, Leeds, West Yorkshire, LS18 5NT
Date of incorporation:	13 October 1987
Authorised share capital:	£120,000 divided into 120,000 Ordinary shares of £1 each
Issued share capital:	600 Ordinary shares of £1 each (to the value of £600)
Registered and beneficial shareholders:	Name and address The InTouch Group Limited Intouch House Riverside Drive Cleckheaton West Yorkshire BD19 4DH	Number and class of shares held 600 Ordinary shares
Directors' full names:	Brian Ernest Tottman Robert Greig Watkins
Secretary's full name:	Robert Greig Watkins
Accounting reference date:	31 March
Mortgages over assets
Fixed and Floating Charge on Debts and Related Rights in favour of Alex Lawrie Factors Limited created 19 June 1996

Mortgage Debenture in favour of National Westminster Bank Plc created 6 December 2000

Name of Company:	Aaron Software Development Limited
Registered number:	02893077
Registered office:	Sanderson House, Station Road, Horsforth, Leeds LS18 5NT
Date of incorporation:	13 October 1987
Authorised share capital:	1,000 Ordinary shares of £0.5 each (to the value of £500)
Issued share capital:	1,000 Ordinary shares of £0.5 each (to the value of £500)
Registered and beneficial shareholders:	Name and address The InTouch Group Limited Station Road Horsforth Leeds LS18 5NT	Number and class of shares held 1000 Ordinary shares
Directors' full names:	Martin Dyckhoff Brian Ernest Tottman Robert Greig Watkins Donald Brian Wells
Secretary's full name:	Robert Greig Watkins
Accounting reference date:	31 March
Mortgages over assets:	None

Name of Company:	PM Colour Limited
Registered number:	03650678
Registered office:	Sanderson House, Station Road, Horsforth, Leeds, West Yorkshire, LS18 5NT
Date of incorporation:	16 October 1998
Authorised share capital:	£1,000,000 divided into 1,000,000 Ordinary shares of £1 each
Issued share capital:	70,018 Ordinary shares of £1 each (to the value of £70,018)
Registered and beneficial shareholders:	Name and address The InTouch Group Limited Intouch House Riverside Drive Cleckheaton West Yorkshire BD19 4DH	Number and class of shares held 70,018 Ordinary shares
Directors' full names:	Brian Ernest Tottman Robert Greig Watkins
Secretary's full name:	Robert Greig Watkins
Accounting reference date:	31 March
Mortgages over assets:	PART SATISFIED Mortgage Debenture in favour of National Westminster Bank Plc created 4 June 1999

Name of Company:	Aaron Group Limited
Registered number:	03447781
Registered office:	Sanderson House, Station Road, Horsforth, Leeds, West Yorkshire, LS18 5NT
Date of incorporation:	6 October 1997
Authorised share capital:	£100,000 divided into 1,000,000 Ordinary shares of £0.1 each
Issued share capital:	1,000,000 Ordinary shares of £0.1 each (to the value of £100,000)
Registered and beneficial shareholders:	Name and address The InTouch Group Limited Station Road Horsforth Leeds LS18 5NT	Number and class of shares held 1,000,000 Ordinary shares
Directors' full names:	Brian Ernest Tottman Robert Greig Watkins
Secretary's full name:	Robert Greig Watkins
Accounting reference date:	31 March
Mortgages over assets:	Mortgage Debenture in favour of National Westminster Bank Plc created 6 December 2000

Name of Company:	M3dia Projects Limited
Registered number:	04248848
Registered office:	Sanderson House, Station Road, Horsforth, Leeds, West Yorkshire LS18 5NT
Date of incorporation:	9 July 2001
Authorised share capital:	1,000 Ordinary shares of £1 each (to the value of £1000)
Issued share capital:	400 Ordinary shares of £1 each (to the value of £400)
Registered and beneficial shareholders:
Name and address

The InTouch Group Limited
Sanderson House
Station Road
Horsforth
Leeds
LS18 5NT

Graeme Philip King
Ash Barn
Skye Lane
Causeway Foot
Halifax
West Yorkshire
HX2 9NU

David McGowan
2 Briggland Court
Wilsden
Bradford
West Yorkshire
BD15 0HL

Geoffrey William Roberts
Low Lodge
Barnsdale Road
Allerton Bywater
West Yorkshire
WF10 2AX

Brian Ernest Tottman
61 Greenhead Road
Huddersfield
West Yorkshire
HD1 4ER

Robert Watkins
Brown Lodge Barn
Brown Lodge Street
Littleborough
Lancashire
OL15 0EP

Number and class of shares held1      Noting that this reflects the position should D McGowan transfer 64 shares in accordance with Clause 2 and 11of the Agreement.

204 Ordinary shares

16 Ordinary shares

132 Ordinary shares

16 Ordinary shares

16 Ordinary shares

16 Ordinary shares

Directors’ full names:	Graeme Philip King David McGowan Geoffrey William Roberts Brian Ernest Tottman Robert Greig Watkins
Secretary's full name:	Robert Greig Watkins
Accounting reference date:	31 March
Mortgages over assets:	None

Name of Company:	In Touch By Design, Inc.
Identification Number:	00084970
Place of Incorporation:	Commonwealth of Massachusetts
Registered Office Address /Registered Agent:	N/A
Date of Incorporation:	10 September 2003
Authorised Shares/Interests/Capital:	Corporation authorised to issue 100,000 shares of Class A Common Stock with no par value.
Corporation authorised to issue 100,000 shares of Class B Common Stock with no par value.
Issued Shares/Interests/Capital:	2,116 shares of Class A Common Stock

Class A Common Stock Stockholders:	Name of Stockholder The InTouch Group Limited Peter Chapman Richard Taylor Maria Dubuc Piraino	Number and class of shares held 1,605 shares 85 shares 63 shares 363 shares

Director’s names:	Richard Taylor
Maria Dubuc
Peter Chapman
Brian Tottman
Robert Watkins

Company Secretary’s name:	Richard Taylor
Company Treasurer’s name:	Maria Dubuc
Company President’s name:	Richard Taylor

Fiscal year:	31 December

Mortgages and Liens:	None

Name of Company:	M3dia Limited
Registered number:	4248861
Registered office:	Sanderson House, Station Road, Horsforth, Leeds, West Yorkshire LS18 5NT
Date of incorporation:	9 July 2001
Authorised share capital:	1,000 Ordinary shares of £1 each (to the value of £1000)
Issued share capital:	2 Ordinary shares of £1 each (to the value of £2)
Registered and beneficial shareholders:	Name and address The InTouch Group Limited	Number and class of shares held 2 Ordinary shares
Directors’ full names:	Brian Ernest Tottman Robert Greig Watkins
Secretary's full name:	Robert Greig Watkins
Accounting reference date:	31 March
Mortgages over assets:	None

Page

Share Sale and Purchase Agreement

SCHEDULE 3

Non-Taxation Warranties

1.	Capital

1.1	The Shares and the issued shares of each Group Member are fully paid and are beneficially owned and registered as set out in Schedules 1 and 2 free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance (including for the avoidance of doubt any put or call option, drag or tag along rights or other right or pre-emption).

1.2	No Group Member has allotted or issued any share capital other than the shares shown in Schedules 1 and 2 as being issued.

1.3	No Contract has been entered into which requires or may require any Group Member to allot or issue any share or loan capital and no Group Member has allotted or issued any securities which are convertible into share or loan capital.

1.4	No Group Member has any interest, or has at any time during the period of 6 years ending on the date of this Agreement had any interest, in the share capital of any body corporate save as specified in Schedule 2.

1.5	Other than as specified in Schedule 2, no Group Member has, or ever has had, any subsidiary undertakings (as defined in sections 258 to 260 CA 1985).

1.6	The information contained in Schedules 1 and 2 is true, complete and accurate in all respects.

1.7	No shareholder agreement exists in relation to the shares of any Group Member other than InTouch by Design Inc., a copy of which is attached to the Disclosure Letter

SELLERS

2.	Capacity

Each of the Sellers has full power to enter into and perform the Transaction Documents and they constitute obligations binding on each of the Sellers in accordance with their terms.

3.	Insiders' interests

3.1	For the purpose of this paragraph "Insider" means the Sellers, any person who is or was at the relevant time a director of any Group Member, or any person who is or was at the relevant time connected (as defined in section 839 ICTA) with the Sellers, or any such director.

3.2	There is not outstanding and there has not at any time during the period of 3 years ending on the date of this Agreement been outstanding any Contract to which any Group Member is or was a party and in which any Insider is or was interested in any way whatsoever (excluding any Contract of employment between any Group Member and any of its directors fully and fairly disclosed in the Disclosure Letter).

3.3	No Insider has any interest, direct or indirect, in any trade or business which competes or is likely to compete with any Group Member's business.

3.4	There are no amounts due to any Group Member or amounts due from any Group Member to either GAP Systems Limited or M3DIA Projects Limited.

4.	Dormant Companies

4.1	Each of the Dormant Companies in the three month period ending at Completion:

4.1.1	has been dormant and has not traded or otherwise carried on business or changed its name;

4.1.2	has not disposed for value of any property, asset or rights which it would have disposed of for value in the normal course of trading or carrying on a business;

4.1.3	has not engaged in any activity other than settling its affairs or meeting a statutory requirement;

4.1.4	has no liabilities, claims or debts outstanding as at Completion;

4.1.5	is not the subject of, nor the proposed subject of insolvency proceedings or a scheme under s.425 Companies Act 1985.

5.	Information supplied to the Buyer

5.1	The factual information set out in the Disclosure Letter is true, complete and accurate and the Documents attached to the Disclosure Letter are true copies of the originals. The factual information set out in the Information Memorandum dated January 2004 and attached as section 50 and replies to enquiries attached as section 50 by or on behalf of the Sellers or any Group Member as at the date hereof is true, complete and accurate in all respects and is not misleading providing that statements of opinion which have been expressed in writing to the Buyer or its professional advisers by the Sellers or their professional advisers or otherwise on behalf of the Sellers may only be relied upon to the extent that such statements of opinion are considered to be honestly and reasonably held and they are not to be taken as warranties of fact. For the avoidance of doubt the forecasts set out in the Information Memorandum do not fall within this warranty 5.1.

ACCOUNTS AND RECORDS

6.	The Accounts

6.1	For the purpose of this paragraph "Accounting Standards" means the statements of standard accounting practice referred to in section 256 CA 1985 issued by the Accounting Standards Board or such other body as may be prescribed by the Secretary of State from time to time, including the statements of standard accounting practice formerly issued by the Accounting Standards Committee and since adopted by the Accounting Standards Board, the Abstracts issued by the Urgent Issues Task Force and any financial reporting standards issued by the Accounting Standards Board or such other body referred to above.

6.2	The Accounts (copies of which are attached to the Disclosure Letter):

6.2.1	show a true and fair view of the assets, liabilities and state of affairs of each Group Member and the Group as at the Accounts Date and of the profits (or losses) of each Group member and the Group for the financial year ending on that date;

6.2.2	have been prepared and audited in accordance with the historical cost convention, with all applicable law and Accounting Standards and (to the extent that no Accounting Standard is applicable) with generally accepted accounting principles and practices of the United Kingdom then in force; and

6.2.3	have been prepared on bases and principles which are consistent with those used in the preparation of the audited statutory accounts of each Group Member for the 2 financial years immediately preceding that which ended on the Accounts Date.

7.	Profits or losses

The profits or losses and value of net assets of each Group Member for the 3 consecutive financial years ending on the Accounts Date as shown by the Accounts (and by the previous audited accounts of each Group Member delivered to the Buyer) have not (except as disclosed in those accounts) been affected by the inclusion of non-recurring items of income or expenditure, by transaction entered into otherwise than on normal commercial terms or by any other factors rendering such profits or losses or value of net assets for any of such periods exceptionally high or low.

8.	Records

Each Group Member's accounting records are up to date and contain complete and accurate details of all transactions of that Group Member and comply with the provisions of sections 221 and 222 CA 1985. Each Group Member's records and information are exclusively owned by it and under its direct control.

9.	Management Accounts

9.1	Except as fully and fairly disclosed in the Disclosure Letter, the management accounts of each Group Member for each month in respect of the period from the Accounts Date to 31 July 2004, copies of which are attached to the Disclosure Letter, and the Completion Balance Sheet have been prepared in accordance with accounting principles generally accepted in the United Kingdom and on a basis consistent with those used in the preparation of the Accounts.

9.2	Except as fully, fairly and clearly disclosed in the Disclosure Letter, such management accounts:

9.2.1	are not misleading in any material respect;

9.2.2	neither materially over-state the value of any of the assets nor materially under-state any of the liabilities of any Group Member as at the dates to which they were drawn up; and

9.2.3	do not materially over-state the profits or turnover of any Group Member in respect of the periods to which they relate.

9.3	Since the Accounts Date the business of the Company and each Group Member has been conducted in the ordinary course and without limitation to the forgoing there has been no material deferral in the payment of creditors or material acceleration in the collection of receviables.

CHANGES SINCE THE ACCOUNTS DATE

10.	General

Since the Accounts Date:

10.1	the business of each Group Member has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the 12 months preceding the Accounts Date;

10.2	there has been no adverse change in the financial or trading position or prospects of any Group Member including any adverse change in respect of turnover, profits, margins of profitability, liabilities (actual or contingent) or expenses (direct or indirect) of the relevant Group Member; and

11.	Specific

Since the Accounts Date:

11.1	no Group Member has acquired, or agreed to acquire, any single asset having a value in excess of £5,000 or assets having an aggregate value in excess of £20,000;

11.2	no Group Member has disposed of, or agreed to dispose of, any asset (excluding Stock disposed of in the ordinary and usual course of business) having a value reflected in the Accounts in excess of £10,000 or acquired since the Accounts Date;

11.3	no loan made by any Group Member which remains outstanding has become due and payable in whole or in part to the relevant Group Member;

11.4	no Group Member has borrowed or raised any money or taken up any financial facilities and no Group member has repaid any borrowing or indebtedness in advance of its stated maturity;

11.5	no Group Member has sold or agreed to sell a debt and no debt has been released, deferred, subordinated or written off by any Group Member;

11.6	no dividend or other payment which is, or could be treated as, a distribution for the purposes of Part VI ICTA or section 418 ICTA has been declared, paid or made by any Group Member;

11.7	no resolution of the shareholders of any Group Member has been passed;

11.8	no Group Member has changed its accounting reference date;

11.9	no Group Member has assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent) for a value in excess of £10,000;

11.10	no management or similar charge has become payable or been paid by any Group Member;

11.11	no share or loan capital has been allotted, issued, repaid or redeemed or agreed to be allotted, issued, repaid or redeemed by any Group Member; and

11.12	no payment has been made by any Group Member to, or benefit conferred (directly or indirectly) by any Group Member on, the Seller, any past or present director of any Group Member or any person who is or was at the relevant time connected (as defined in section 839 ICTA) with the Sellers or any such director.

ASSETS

12.	Unencumbered title; possession

12.1	Each asset included in the Accounts or acquired by a Group Member since the Accounts Date (save for stock disposed of in the ordinary course of business) and each asset used by any Group Member or which is in the reputed ownership of any Group Member:

12.1.1	is legally and beneficially owned by the relevant Group Member free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance; and

12.1.2	is not to any extent surplus to requirements.

12.2	No Group Member has agreed to acquire any material asset on terms that the property in it does not pass until full payment is made.

12.3	Any asset of a Group Member which is not situated at the Property at Completion is specified in the Disclosure Letter and the asset is clearly identified as an asset of the relevant Group Member.

12.4	Each Group Member owns each asset necessary or desirable for the carrying on of its business in the manner in which it is currently carried on.

12.5	No registrable Encumbrance in favour of a Group Member is void or voidable for want of registration.

13.	Debtors

13.1	No Group Member has made, or entered into any Contract to make, any loan to, or other arrangement with, any person as a result of which it is or may be owed any money, other than trade debts incurred in the ordinary course of business and cash at bank.

13.2	No Group Member is entitled to the benefit of any debt otherwise than as the original creditor and no Group Member has factored, deferred or discounted any debt or agreed to do so.

13.3	All of the debts of each Group Member which are included in the Accounts (apart from bad and doubtful debts to the extent to which they have been provided for in the Accounts) or which have subsequently arisen have realised or will realise in the normal course of collection and in any event within 3 months of Completion their full value as included in the Accounts or in the books of the relevant Group Member, and no such debt nor any part of it has been outstanding for more than 2 months from its due date for payment.

14.	Stock

14.1	The Stock now held by each Group Member and not written off in the Accounts:

14.1.1	is not obsolete, slow moving or likely to realise less than its book value and does not include goods returned by customers or the relevant Group member;

14.1.2	in the case of Stock comprising finished goods is capable of being sold by the relevant Group Member in the ordinary course of its business in accordance with its current price list;

14.1.3	is fit for its intended purpose and of satisfactory quality and accords with any representation or contractual term, express or implied, which has been given, or which would in the normal course of its business be given, by the relevant Group Member in respect of it;

14.1.4	complies fully and will on sale by the relevant Group Member in the ordinary course of its business comply fully with all applicable laws, regulations, standards (including any British or European Union standards), customers' specifications and specifications laid down by the relevant Group Member; and

14.1.5	is not and will not when put to its intended use become defective or unsafe.

14.2	Since the Accounts Date:

14.2.1	there has been no abnormal increase or reduction of Stock;

14.2.2	none of the Stock reflected in the Accounts has been realised for an amount less than that reflected in the Accounts in respect of such Stock; and

14.2.3	no Group Member has offered price reductions or discounts or allowances on sales of Stock, or sold Stock at less than cost.

15.	Plant etc

The plant and machinery, vehicles, fixtures and fittings, furniture, tools and other equipment used in connection with the business of each Group Member:

15.1	Are, subject to normal wear and tear, in good and safe state of repair and condition and satisfactory working order and have been regularly maintained to a good standard and in accordance with any safety regulations usually observed in relation to them;

15.2	are capable and will (subject to fair wear and tear) be capable throughout the period of time during which they will be written down to a nil value (at the rates adopted in the Accounts) of meeting the needs for which they were designed or acquired; and

15.3	are fully and accurately recorded in the plant register.

16.	Intellectual Property Rights

16.1	For the purpose of this paragraph and paragraph 17:

"Intellectual Property Rights" means all patents, trade marks, copyright, moral rights, rights to prevent passing off, rights in designs, know how and all other intellectual or industrial property rights, in each case whether registered or unregistered and including applications or rights to apply for them and together with all extensions and renewals of them, and in each and every case all rights or forms of protection having equivalent or similar effect anywhere in the world; and

"Software" means any form of computer program, including applications software and operating systems, whether in source, object or machine code form.

16.2	All Intellectual Property Rights used in, or held in relation to, any Group Member's business (save for Intellectual Property Rights licensed to any Group Member under any Contract) are legally and beneficially owned by the relevant Group Member free from any Encumbrance and including without limitation the Software known as “Networker” developed for operation in connection with the Filemarker database is legally and beneficially owned by the Company free from any Encumbrance.

16.3	All Intellectual Property Rights used in, or held in relation to, any Group Member's business which are registered or the subject of applications for registration or which are unregistered trade marks are listed and described in the Disclosure Letter and such rights are all that are necessary for the relevant Group Member to operate its business as it is currently operated.

16.4	Each Group Member's Intellectual Property Rights are (and nothing has been done or omitted to be done whereby any of them might cease to be) valid, subsisting and enforceable. In respect of registered Intellectual Property Rights, all renewal fees have been duly paid, all steps required for their maintenance and protection have been taken and so far as the Warrantors are aware there are no grounds on which any person is or will be able to seek cancellation, rectification or any other modification of any registration.

16.5	There are, and have been, no proceedings, actions or claims and none are pending or so far as the Warrantors are aware threatened or will arise, impugning the title, validity or enforceability of any Group Member's Intellectual Property Rights or claiming any right or interest in such Intellectual Property Rights.

16.6	There is, and has been, no infringement of any Group Member's Intellectual Property Rights and so far as the Warrantors are aware none is pending or threatened.

16.7	No Contract or consent in respect of any of the Intellectual Property Rights has been entered into or given by the relevant Group Member in favour of any third party and no Group Member is obliged to enter into or grant any such Contract or consent.

16.8	The past and present activities of each Group Member (including the processes, methods, Software, goods and services used or dealt in by it and the products or services manufactured or supplied by it):

16.8.1	are not, and have not been, subject to the licence, consent or permission of, or payment to, any other party;

16.8.2	do not infringe, have not infringed and will not result in any claim in relation to, any Intellectual Property Rights of any third party; and

16.8.3	have not, and will not, result in a claim in respect of Intellectual Property Rights against the relevant Group Member including any liability to any compensation under sections 40 and 41 of the Patents Act 1977.

16.9	Each Group Member's know how is clearly and comprehensively documented and all such documents are held by the relevant Group Member.

16.10	Neither any of the Sellers nor any Group Member has disclosed, nor is obliged to disclose, any know how to any third party, other than those of any Group Member's officers or employees who are bound by obligations of confidence. Save for officers or employees of the relevant Group Member, no third party has had access to any of the know how relating to or held by a Group Member. No Group Member is restricted in their ability to use, or to disclose to any third party, any information or know how.

16.11	So far as the Warrantors are aware there are no circumstances which would render any current application for registration of any Group Member's Intellectual Property Rights unacceptable to the relevant registry or other authority or which would prevent any such application from proceeding to grant and registration.

16.12	Complete and accurate copies of all licences, sub-licences and other agreements whereby each Group Member is licensed or otherwise authorised to use the Intellectual Property Rights of a third party or whereby any Group Member licenses or otherwise authorises a third party to use Intellectual Property Rights are attached to the Disclosure Letter. All of them are in full force and effect, no notice having been given to terminate them, and the obligations of all parties in respect of them have been fully complied with and no disputes have arisen in respect of them.

16.13	Each Group Member has in its possession all necessary drawings, artwork, specifications, prototypes and other documents and things necessary to establish the relevant Group Member's ownership of its Intellectual Property Rights and to prove that they are original or novel or both.

16.14	The Disclosure Letter contains a full list of domain names and other addresses in connection with the Internet or Worldwide Web which are held by each Group Member.

17.	Computer Systems

17.1	For the purposes of this paragraph "Computer Systems" means all computer hardware, Software, microprocessors and firmware and any other items that connect with any of them which in each case are used in any Group Member's business or are in the possession of any Group Member.

17.2	Full details of all Software used or held by each Group Member in which the Intellectual Property Rights are owned by a third party are set out in the Disclosure Letter. Complete and accurate copies of all licences, escrow agreements and (where the warranties have not expired) development agreements in respect of such Software are attached to the Disclosure Letter. The licences of such Software are complied with in all respects in the operation of the business of the relevant Group Member and any restrictions in those licences do not adversely affect the present conduct of the business of the relevant Group Member or any plans for its conduct currently under consideration.

17.3	Complete and accurate copies of all maintenance agreements in place in respect of the Computer Systems are attached to the Disclosure Letter. The maintenance providers concerned have always fulfilled their obligations under those agreements in accordance with their terms (and those terms provide for the Software concerned to be updated free of charge, for errors to be corrected and for the Software to be amended to reflect changes in the law which impact on that Software).

17.4	Each Group Member has a prudent disaster recovery plan in respect of the Computer Systems which would permit all of the critical functions of the relevant Group Member which are run on the Computer Systems to be restored within 24 hours, the balance of functions being restored within 48 hours. Each Group Member has tested such disaster recovery plan in the last 12 months and that test resulted in full restoration of those functions within those timescales.

17.5	Each Group Member has prudent procedures in place to ensure the security of the Computer Systems and data stored on them.

17.6	The Computer Systems (and each part of each of them) have functioned consistently and accurately since being installed (except for pre-planned maintenance shut downs).

17.7	Each Group Member has a sufficient number of employees who are technically competent and appropriately trained to ensure the proper operation and use of the Computer Systems.

17.8	Both the Computer Systems and their methods of operation are comprehensively and clearly documented.

17.9	The data storage capability, functionality and performance of each item of the Computer Systems and the Computer Systems as a whole are wholly satisfactory for each Group Member's business (as it is now conducted).

PROPERTY

18.	Details of the Property

18.1	The particulars of the Property shown in Schedule 5 (including in the case of registered land the class of title and title number) are true, complete and correct.

18.2	The Property comprise all the freehold and leasehold properties owned by the Group or occupied by it under licence or in which the Group has any other interest.

18.3	Each Group Member specified in Schedule 5 as title holder is the legal and beneficial owner of the Property for the estate or interest stated in Schedule 5, and, where appropriate, the Group Member’s title to such Property is registered at the Land Registry.

18.4	There is not and so far as the Warrantors are aware has not been in force any policy relating to defective title or restrictive covenant indemnity in respect of the property which enures for the benefit of any Group Company.

18.5	The title deeds to the Property are in the relevant Group Member's possession free from any Encumbrance.

18.6	No Group Member owns, is in occupation of or is entitled to any estate or interest in any freehold or leasehold property other than the Property. No Group Member is party to any uncompleted agreement to acquire or dispose of any freehold or leasehold property.

18.7	Except in relation to the Property, no Group Member has any liability (whether actual or contingent) in relation to any freehold or leasehold property and in particular no Group Member has ever assumed any liability under a lease (whether as landlord, tenant, guarantor or otherwise) other than any leases disclosed in accordance with paragraph 25.

19.	Rights enjoyed with the Property

19.1	There are appurtenant to the Property all rights and easements necessary for its present use and enjoyment, and in particular:

19.1.1	the Property is served by drainage, water, electricity, telecommunication and gas services all of which are connected to the mains by media located entirely on or under the Property, the passage and provision of such services are uninterrupted and neither the Sellers nor an Group Member know of any imminent or likely interruption of such passage or provision;

19.1.2	none of the facilities necessary for the enjoyment and use of the Property for its current use is enjoyed on terms entitling any person to terminate or curtail its use;

19.1.3	there is pedestrian and vehicle access to the Property from a highway maintainable at public expense and, where necessary, means of escape in case of emergency from the Property to such a highway which is adequate for its present use and enjoyment, and there is no restriction on use of such access or means of escape by anyone whom any Group Member may authorise to use them; and

19.1.4	all such rights and easements are enjoyed on a freehold basis or (where the Property is leasehold) for a period at least as long as the unexpired term of the lease.

20.	Occupation and use of the Property

20.1	Except for any leases, tenancies or other rights of occupation to which the Property is subject, as disclosed in accordance with paragraph 25, the relevant Group Member has vacant possession of the Property and no other person has any right (actual or contingent) to possession or occupation of the Property, or any interest in it.

20.2	The use of the Property for the purpose stated in Schedule 5 corresponds to the use to which it is in fact put or (where the Property is not presently in use) to the use to which it was last in fact put and the Property is not used for any other purpose.

21.	Matters affecting the Property

21.1	The Property is not affected by any of the following matters:

21.1.1	any reservation, covenant, restriction, stipulation, condition, exception, easement, wayleave, licence, franchise, option, right to acquire, mortgage, charge, encumbrance or other third party right, or any Contract to create, or claim made by any person to be entitled to, any of the forgoing nor is any Group Member a party to any negotiations to enter into any contract to create any of the forgoing;

21.1.2	any matter which conflicts with the present use of the Property, or which would otherwise restrict its continued possession and enjoyment;

21.1.3	any document relating to ownership of, or responsibility for maintenance of, a boundary;

21.1.4	any outstanding notice complaining of a breach or alleging breach of covenant or of any other restriction or condition which bind the relevant Group Member, or any dispute or complaint within the 3 years prior to the date of this Agreement or the date of commencement of the relevant lease or contract (whichever is the later), whether actual or threatened, with any neighbour, tenant, landlord or other person relating to the extent, use, boundaries, enjoyment or occupation of the Property or with regard to any actual or alleged agreement, easement, right, covenant, liability or other matter affecting or relating to the Property;

21.1.5	any outstanding notice, order, demand, resolution, proposal, complaint or requirement issued or made, or to the knowledge of any Group Member or the Sellers intended to be issued or made, by any local or other competent authority or body concerning any or the following: compulsory acquisition, clearance, demolition or closing, the carrying out of any work (including any work required by reason of the fact that the Property is a listed building), the modification of any planning permission, enforcement of any breach or alleged breach of planning control, the alteration of the line of any road or footpath, the discontinuance of any use, the imposition of any building or improvement line, any breach of or non-compliance with building or fire regulations or any other matter which would adversely affect the Property's value;

21.1.6	any requirement relating to it or its use which although not registered in the Register of Local Land Charges is capable of registration in that Register;

21.1.7	any receipt of compensation as a result of any refusal of any application for planning permission or the imposition of any restriction in relation to any planning permission, listed building consent or conservation area consent;

21.1.8	any agreement made under section 52 Town and Country Planning Act 1971 or section 106 Town and Country Planning Act 1990 or any other form of statutory agreement from time to time relating to the condition and use of the Property or the services and amenities serving it or any highway serving it or adjoining it; or

21.1.9	any planning consent or deemed consent or other right for the extraction of minerals from the Property or for quarrying in or on the Property.

22.	Rates and outgoings

22.1	No Group member has received any written demand in relation to the Property requiring payment of any outgoings (other than uniform business rates, water charges and other standard payments to the relevant water company and, in the case of leasehold property, rent, service charge, insurance premiums and other payment s due under the lease and payments due in respect of the supply of electricity, gas or telecommunications services) whether of a periodically recurring nature or otherwise, and whether payable by the owner or occupier of the Property.

22.2	The rateable value of the Property and the effect of all phasing provisions with regard to any increase or decrease of the rateable value are set out in the Disclosure Letter, no appeal by or on behalf of any Group Company has been lodged or is pending in respect of the rateable value and so far as the Warrantor’s are aware there are no current proposals for any increase of the rateable value of the Property. All buildings forming part of the Property have been occupied (within the meaning of section 65(2) Local Government Finance Act 1988) continuously for at least the last 6 months (ending on the date of this Agreement) and used for the purpose for which they were constructed or have been adapted.

23.	Conditions of the Property

23.1	The Property is in a good and substantial state of repair and condition free from any material defects, whether or not inherent defects or design defects, and fit for the purposes for which it is presently used. There have not been used in the Property any substances which are not in conformity with the relevant British or European standards or codes of practice or which are generally known to be deleterious to health and safety or to the durability of buildings or other structures or finishes in the particular circumstances in which they are used. There are no uncompleted works of any description at the Property.

23.2	The Property is not and has not been affected by flooding or subsidence.

23.3	Where any building on the Property was completed within the past 12 years, the relevant Group Member has the benefit of collateral warranties given by the building contractor involved with its construction and full and accurate details are set out in the Disclosure Letter.

24.	Compliance with statutes and planning obligations

24.1	No Group Member has received any written notice alleging that nor are the Warrantors’ aware that the use of the Property (and the use of plant and machinery in connection with it) and the construction and layout of the Property (including any alteration carried out to it) are not the permitted user under or do not comply with the provisions of any relevant legislation from time to time (including the Offices Shops and Railway Premises Act 1963, the Town and Country Planning Act 1990, the Public Health Acts 1936 and 1961, the Fire Precautions Act 1971, the Health and Safety at Work etc Act 1974, the Control of Pollution Act 1974, The Water Act 1989, the Environmental Protection Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Sunday Trading Act 1994, the Disability Discrimination Act 1995 and the Party Wall Act 1996) and regulations made under such legislation or are not in accordance with the requirements of the local planning, environmental health, building control, fire and all other competent authorities or any restrictions, conditions and covenants imposed by or pursuant to such legislation have not been observed and performed.

24.2	No planning permission relating to the Property necessary for the continued use of the Property stated in Schedule 5 has been given on a temporary or personal basis. No planning permission is subject to any unusual or onerous conditions. No such permission or consent is the subject of a subsisting challenge as to its validity.

24.3	The Warrantors’ are not aware that any construction or alterations to the Property have been carried out during the period of the relevant Group Member’s occupation of the Property without having obtained necessary approvals and certificates pursuant to the Building Act 1984, the London Buildings Act (Amendment) Act 1939 and regulations and byelaws made pursuant to such legislation.

25.	Leases affecting the Property

25.1	The Disclosure Letter fully and accurately discloses any lease, tenancy or other right of occupation in respect of the Property, whether granted by or to any Group Member, and any Contract in respect of any such lease, tenancy or other right.

25.2	All quarterly rents payable under any lease of the property due from or to a Group Member prior to the date hereof have been paid or (as the case may be received) by such Group member and (insofar as an invoice in respect of the same has been received or issued by a Group Member) all insurance premiums, service charges and other amounts payable or (as the case may be) receivable by any Group Member, are fully paid up to date;

25.3	There are no outstanding rent reviews under any of the leases of the Property;

25.4	There are no arrangements relating to the variation of the documents disclosed under paragraph 25.1 above;

25.5	No Group Member has received or served a notice in relation to any breach or alleged breach of any covenant or other provision, and no person has exercised or sought to exercise any right of distraint, forfeiture or entry in respect of the Property during the period of occupation of the Property by the relevant Group Member;

25.6	There are no rent deposit arrangements relating to the Property;

25.7	A copy of all notices served or received by a Group member under Part II of the Landlord and Tenant Act 1954 in relation to the Property are attached to the Disclosure Letter;

25.8	Any waiver, or the revocation of the right of waiver, whether by any Group Member or a landlord, of the exempt treatment for value added tax.

25.9	No Group Member has been given any waiver of its obligations in relation to the property by its landlord and no Group Member has given any waiver of the obligations owed to it in relation to the property by its landlord or its sub-tenants.

26.	Replies to enquiries

The replies and other disclosures given by the Seller's Solicitors to the Buyer's Solicitors' written enquiries and any other disclosures by the Seller's Solicitors to the Buyer's Solicitors concerning the Property are complete, true and accurate in all respects and not misleading in any respect. For the purposes of this Warranty, where any such reply to enquiries or disclosure refers to the knowledge, information, belief or awareness of the Warrantors (or similar expression) the Warrantors will be deemed to have such knowledge, information, belief or awareness as the Warrantors would have obtained had the Warrantors made all due and careful enquiries into the subject matter or that reply or disclosure.

ENVIRONMENTAL / HEALTH AND SAFETY (EHS) MATTERS

27.	Definitions

For the purposes of paragraphs 27 to 33 inclusive:

"EHS Law" means all applicable law (whether criminal, civil or administrative), common law, judgment, court order, statute, statutory instrument, regulation, directive, European Union decision (insofar as legally binding), bye-law, treaty, government circular, code of practice and guidance notes, or instruction or decision of any competent regulatory body in force from time to time relating to EHS Matters;

"EHS Matters" means all or any matters relating to the pollution or protection of the Environment or harm to or the protection of human health and safety or the health of animals and plants;

"EHS Permits" means all or any permits, consents, licences, approvals, certificates and other authorisations required by EHS Law for the operation of the business of the relevant Group Member or the condition or use of the Property;

"Environment" means any air (including air within natural or man-made structures above or below ground), water (including territorial, coastal and inland waters, ground water and water in drains and sewers), and land (including surface land, sub-surface land, seabed and river bed under water); and

"Hazardous Substance" means any matter, whether alone or in combination with any other matter and whether in the form of solid, liquid, gas or vapour, capable of causing harm to man or any other living organism or damaging to the Environment or public health or welfare, including “radioactive materials” as defined in the Radioactive Substances Act 1960 (or any re-enactment thereof), ozone depleting substances, and genetically modified organisms.

28.	EHS Permits

28.1	Each Group Member has lawfully obtained all EHS Permits. Each EHS Permit is in full force and effect and the relevant Group Member complies and has complied at all times with all conditions of each EHS Permit.

28.2	True copies of all EHS Permits obtained by each Group Member (including any variation notices applicable thereto) are attached to the Disclosure Letter.

28.3	No works or costs are or will be necessary to obtain or secure compliance with or maintain any EHS Permit, or otherwise to comply with EHS Law.

28.4	No Group Member has received any communication in any form in respect of any EHS Permit varying, modifying, revoking, suspending or cancelling the same or indicating an intention or threatening so to do and so far as the Warrantors are aware there are no facts or circumstances which may result in any EHS Permit being varied, modified, revoked or suspended or which may prejudice its renewal.

29.	Compliance with EHS Law

29.1	Each Group Member and its officers, agents and employees comply and have at all times complied with EHS Law.

29.2	No Group Member has received any communication in any form from any relevant authority from which it appears that it may be or is alleges to be in breach of EHS Law, or where failure to comply with such communication could constitute a breach of EHS Law or where compliance with such communication could be secured by further proceedings by such relevant authority. So far as the Warrantors are aware there are no circumstances which might give rise to such a communication being received and the Sellers are not aware of any intention on the part of any such authority to give such communication.

30.	Liability

30.1	There are no facts or circumstances existing at the date hereof known to the Warrantors which may give rise to any actual or potential liability (whether civil or criminal) on the part of any Group Member in relation to EHS Matters.

30.2	No Group Member has received any notice or intimation of any complaint or claim from any person in respect of EHS Matters.

30.3	No Group Member is, nor has any Group Member been, engaged in any action, litigation, arbitration or dispute resolution proceedings or subject to any investigation under EHS Law or otherwise in relation to EHS Matters and the Warrantors are not aware of any such matters pending or being threatened or of any circumstances or facts likely to give rise to any such matters.

31.	Contamination

31.1	So far as the Warrantors are aware all sites now or formerly owned or occupied by any Group Member are free from any Hazardous Substance which could give rise (whether on the relevant site or elsewhere) to any actual or potential liability on the part of the relevant Group Member under EHS Law.

31.2	There are no circumstances which may require expenditure (whether by a Group Member or by any other person or authority) in cleaning up or decontamination or otherwise on the Property or on any sites now or formerly owned or occupied by any Group Member in order to comply with EHS Law or otherwise for the Protection of the Environment.

31.3	Each Group Member has complied with it duties under the Control of Asbestos at Work Regulations 2002 including but not limited to the preparation of a management plan or audit and implementing any recommendations in such a plan or audit.

32.	Packaging

Each Group Member complies and has at all times complied with the Producer Responsibility Obligations (Packaging Waste) Regulations 1997.

33.	Information

33.1	Each Group Member has at all times properly supplied to the competent authorities all information required by ES Law to be supplied, all such information given (whether under a legal obligation or otherwise) was correct at the time the information was supplied and all information contained on public registers relating to such matters is correct.

33.2	Full details of any remedial work carried out at any sites now or formerly owned or occupied by any Group Member and of any environmental assessment, audit, review or investigation conducted by or on behalf of any Group Member or otherwise in relation to any such sites are set out in or attached to the Disclosure Letter.

EMPLOYEES

34.	Remuneration and employees

34.1	Full particulars of the identities, dates of commencement of employment (or appointment to office), dates of birth, terms and conditions of employment and remuneration (including any bonus, commission, profit sharing, share and other incentive schemes, and collective or workforce agreements) of all the employees, workers and officers of each Group Member are fully and accurately set out in the Disclosure Letter and copies of all their written service agreements or contracts of employment or particulars of employment statements are attached to the Disclosure Letter.

34.2	There are no amounts owing to any present or former officers, workers or employees of any Group Member, other than remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed or for reimbursement of business expenses incurred during such month, and none of them is entitled to accrued but unpaid holiday pay or accrued but untaken holiday leave in respect of the relevant Group Member's current or previous holiday year.

34.3	All Contracts of employment between each Group Member and its directors and employees are terminable by the relevant Group Member by giving the applicable minimum period of notice specified in section 86 Employment Rights Act 1996, and no Group Member is contractually obliged to make any payment as a consequence of the termination of any such Contract.

34.4	Other than as fully, fairly and clearly disclosed in the Disclosure Letter, no Group Member has:

34.4.1	offered to employ or engage any person since the Accounts Date or where such employment or engagement will take effect after the date of this Agreement;

34.4.2	given or received notice to terminate the employment or engagement of any person since The Accounts Date or where such notice has not yet expired; or

34.4.3	made, agreed or proposed any change of terms and conditions of employment or engagement since the Accounts Date or where such change of terms and conditions has not yet taken effect.

34.5	There is no person previously employed or engaged by any Group Member who now has or may have a statutory or contractual right to return to work or to be re-instated or re-engaged by the relevant Group Member.

34.6	There are no employees who have been absent due to sickness leave for more than 3 months in the 12 month period ending on the date of this Agreement.

34.7	No Group Member has recognised, or done any act which might be construed as recognition of, a trade union and no Group Member is party to any agreement with any trade union or organisation of employees or workers nor are any steps being taken by employees, workers or other representatives to ensure trade union recognition.

34.8	No Group Member is involved, or has during the 12 months prior to the date of this Agreement been involved, in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body or employees or workers.

34.9	There are no homeworking, part-time, job share, flexitime or flexible working arrangements or early retirement schemes applicable to any employees of any Group Member. There are no schemes or programmes for the employment or training or inward or outward secondment of workers by any Group Member other than under its full control.

34.10	No Group Member operates, intends to operate or has operated any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement.

34.11	No Group Member uses the service of outworkers, agency or other self-employed persons, contracted labour or agents.

34.12	Each Group Member has, in relation to all present and former employees and workers, complied with all statutes, regulations, orders and codes of conduct relating to employment and relations with employees, and trade unions and has maintained adequate and suitable records, whether or not required to do so by law, regarding the service of each of its employees and has complied with all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually).

35.	Pensions

35.1	For the purpose of this paragraph:

35.1.1	“Benefits Arrangement” means any occupational pension scheme, life assurance scheme, death benefit scheme, personal pension scheme, retirement annuity contract, stakeholder pension scheme, sickness or accident benefit scheme or any similar arrangement;

35.1.2	“relevant benefits” has the meaning given to the expression in section 612 of the Income and Corporation Taxes Act 1998, but without the exception of benefits payable solely by reason of accident;

35.1.3	“Group’s Plans” means the group personal pension or stakeholder schemes applicable to the Company administered by Allied Dunbar and known as
InTouch Directors Scheme : reference S30396-736,
InTouch Group plc : reference S16101-245,
InTouch Meridian GIRP Scheme, and
InTouch Group Retirement Scheme;

35.1.4	“OPS” means an occupational pension scheme (as defined in the Pension Schemes Act 1993) known as The InTouch Retirements Benefits Scheme, established by a trust deed dated 12 march 1984 and now governed by it and a deed and rules dated 10 September 2002;

35.1.5	“Life Assurance Scheme” means an occupational pension scheme (as defined in the Pension Schemes Act 1993) known as InTouch Group Plc Death in Service Scheme operated by Canada Life, established by a trust deed dated 31 October 2000 and now governed by that deed; and

35.1.6	“Group’s Schemes” means the Group Plans, the OPS and the Life Assurance Scheme.

35.2	Save under the Group’s Schemes neither the Company nor any of the Group Members has any liability or potential liability in relation to any Benefits Arrangement or has any liability or potential liability or is party to any custom, practice, arrangement or agreement to pay, provide or contribute to the provision of relevant benefits or benefits payable on the attaining of a specified age.

35.3	Apart from the Group’s Schemes neither the Company nor any of the Group Members has participated in or contributed to any Benefits Arrangement other than one which has been fully wound up.

35.4	The Company or as the case may be the Group Members hold written authorities from the members of the Group Schemes to deduct their contributions to the Group Schemes from their wages.

35.5	The Disclosure Letter contains full and accurate details of each of the Group’s Schemes and the obligations and liabilities of the Company and each of the Group Members under each such scheme including (i) full and accurate copies of all announcements, explanatory booklets and insurance policies of current effect and additionally, for the OPS and the Life Assurance Scheme, all trust deeds and rules of current effect, (ii) details of all discretionary benefits and practices and redundancy policies, (iii) the rate and amount of contributions payable by and in respect of each person under the each of the Group’s Schemes and (iv) details of the costs of the each of the Group’s Schemes met by the Company and the Group Members.

35.6	Save as described in the Disclosure Letter, no undertaking or assurance has been given, whether legally binding or not, by the Company or any of the Group Members as to the introduction, continuance, increase or improvement of any relevant benefits or as to the making of contributions to any Benefits Arrangement and neither the Company nor any of the Group Members provides or has indicated that it will provide any relevant benefits or any such contributions on an ex gratia basis.

35.7	The OPS and the Life Assurance Scheme are approved under Chapter I of Part XIV of the Income and Corporation Taxes Act 1988 and the Group’s Plans either are approved under Chapter IV of that Part XIV or registered under s2 of the Welfare Reform and Pensions Act 1999 and the Warrantors are not aware of any fact or circumstances which could cause their approval or as the case may be registration to be withdrawn.

35.8	The Group’s Schemes have at all times complied with all legal and regulatory requirements (including those relating to equal treatment, access to membership and data protection).

35.9	The Company and each of the Group Members has at all times complied with all legal and regulatory requirements in relation to the Group’s Schemes and has not unlawfully discriminated against any person in respect of the conditions for eligibility for membership of the Group’s Schemes or the basis on which contributions have been paid

35.10	The Company and each of the Group Members has at all times complied with any duty to facilitate access to a stakeholder pension scheme under section 3 of the Welfare Reform and Pensions Act 1999 (and details of any stakeholder pension scheme designated under that section are contained in the Disclosure Letter).

35.11	No person who is or has been a part-time employee or officer of the Company or any of the Group Members has ever been excluded from membership of the Group’s Schemes because of that part-time employment.

35.12	Save for routine and undisputed claims for benefit, no claim, dispute, complaint or investigation (including ombudsman proceedings) has arisen or been threatened which relates to the Group’s Schemes or to the provision of relevant benefits to or in respect of any current of former employee or officer of the Company or any of the Group Members, and there is no reason why any such claim, dispute, complaint or investigation could arise.

35.13	All amounts payable to or in respect of the Group’s Schemes have been paid and there are no fees or expenses relating to the Group’s Schemes which the Company or any of the Group Members is liable to meet which have been incurred but have not become payable.

35.14	No current or former employee of the Company or any of the Group Members became an employee as the result of a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 applied.

35.15	All benefits under the Group’s Plans and the OPS are calculated on a money purchase basis only, there is no obligation on the Company or any of the Group Members or under any of the Group’s Plans or the OPS to provide any specified level of benefits or to ensure that the benefits equate (approximately or exactly) to any particular amount and there is no obligation on the Company or any of the Group Members under the OPS apart from the payment of contributions in respect of Ian Haigh at the rate of 3% per annum of his basic salary.

35.16	All benefits under the Life Assurance Scheme are fully insured.

35.17	Neither the Company nor any of the Group Members nor any employee or officer of any of them has been a party to an act or a deliberate failure to act the main purpose or one of the main purposes of which was to prevent the recovery of the whole or any part of a debt which was, or might become, due from any employer in relation to any occupational pension scheme under section 75 of the Pensions Act 1995 or to prevent such a debt becoming due or to reduce the amount of such a debt which was or would otherwise become due where the act occurred, or the failure to act first occurred, on or after 11 June 2003.

CONTRACTS

36.	Insurance

36.1	All insurable assets of each Group Member are, and have at all material times been, insured in amounts equal to their full replacement or reinstatement value against all risks normally insured against by persons carrying on the same classes of business as the relevant Group Member.

36.2	If the Property is leasehold the lease contains an absolute covenant (without any qualification whatsoever) on the landlord to insure the Property in an amount equal to its full replacement or reinstatement value against all risks normally insured against. The Group Member has in its possession a copy of the insurance policy effected by the landlord for the current year and evidence that the insurance premium has been paid. The lease contains an absolute covenant (without any qualification whatsoever) on the landlord to rebuild or reinstate the Property, access or essential services to it (on a like for like basis) in the event of their damage or destruction.

36.3	Each Group Member is, and has at all material times been, adequately covered against accident, damage, injury, third party loss, loss of profits and any other risk normally insured against by persons carrying on the same classes of business as the relevant Group Member.

36.4	All premiums due in relation to each Group Member's insurances have been paid, and nothing has been done or omitted to be done by any Group Member which would make any policy of insurance of any Group Member void or voidable or so far as the Warrantors are aware, which might lead to any liability under such insurance being avoided by the insurers or, so far as the Warrantors are aware, which is likely to result in an increase in premium or so far as the Warrantors are aware, which would release any insurer from any of its obligations under any policy of insurance of any Group Member.

36.5	No insurance claim is pending or outstanding and so far as the Warrantors are aware, there are no circumstances which might result in any such claim.

36.6	Full particulars of each Group Member's insurances and of all claims made against those insurances in the last 2 years are set out in or attached to the Disclosure Letter.

37.	Financing and working capital

37.1	The amount borrowed by each Group Member from its bankers does not exceed the amount of the facility agreed with such bankers and the total amount borrowed by each Group Member from whatever source does not exceed any limitation on its borrowing contained in its articles of association or in any Contract, debenture, loan stock deed or any other document.

37.2	No Group Member has engaged in any borrowing or financing not required to be reflected in its statutory accounts.

37.3	Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to each Group Member are set out in the Disclosure Letter and copies of all documents relating to those facilities are attached to the Disclosure Letter. Nothing has been done or omitted to be done by any Group Member which might affect or prejudice the continuance of any of those facilities in full force and effect; and no person who provides any of those facilities has given any indication that it may be withdrawn or its terms altered.

37.4	The Disclosure Letter contains details, correct at the date stated in it, of the credit or debit balance on all the bank or deposit accounts of each Group Member. Since that date there have been no payments out of any of those accounts except for routine payments in the ordinary and usual course of the relevant Group Member's business and the balances on those accounts are not now substantially different from the balances shown in the Disclosure Letter.

37.5	No indebtedness of any Group Member is due and payable and no security over any of the assets of any Group Member is now enforceable. No Group Member has failed to comply with any notice from a creditor requiring any payment to be made or seeking the enforcement of any security which it may hold over any Group Member's assets.

37.6	No person has given any guarantee of or security for any overdraft, loan, other financial facility granted to any Group Member or other liability of any Group Member.

37.7	No Group Member has applied for or received any grant, subsidy or financial assistance from any government department or other body.

38.	Material contracts

No Group Member is, or has been since the Accounts Date, a party to, liable under or subject to any Contract which:

38.1	involves agency, distributorship, franchising, marketing rights, information sharing, manufacturing rights, consultancy, servicing, maintenance, inspection or testing;

38.2	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements;

38.3	involves hire purchase, conditional sale, credit sale, leasing, hiring or similar arrangements;

38.4	involves or is likely to involve any capital expenditure by the relevant Group Member or involves or is likely to involve an aggregate expenditure or receipt in excess of £10,000 by the relevant Group Member;

38.5	is incapable of complete performance in accordance with its terms within 6 months after the date on which it was entered into;

38.6	cannot readily be fulfilled or performed by the relevant Group Member;

38.7	the Sellers believe may result in a loss to the relevant Group Member;

38.8	involves or is likely to involve the receipt of payment of a price materially above or below the prevailing market price ruling at the date of this Agreement or any other obligation, restriction, expenditure or receipt of an unusual, onerous or exceptional nature;

38.9	is for the supply of goods by or to the relevant Group Member on a sale or return basis or on a consignment stock basis;

38.10	is for the supply of goods or services by or to the relevant Group Member on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

38.11	is for the supply of goods or services by or to the relevant Group Member which is not on the current standard terms and conditions on which the relevant Group Member normally contracts to buy or supply goods or services, copies of which are attached to the Disclosure Letter;

38.12	involves the forward purchase or sale of any currency, commodity, precious metal or other asset;

38.13	involves delegation of any power under a power of attorney or authorisation of any person (as agent or otherwise) to bind or commit the relevant Group Member to any obligation;

38.14	restricts the freedom of the relevant Group Member to carry on its business in any part of the world or to use or exploit any of its assets, in each case in such manner as it may think fit;

38.15	involves conditions, warranties, indemnities or representations given in connection with a sale of shares or an undertaking or fixed assets;

38.16	is a guarantee, indemnity, surety or form of comfort in respect of the obligations of a third party, under which any liability or contingent liability is outstanding;

38.17	includes a term which is not, or may not be, binding on the relevant Group Member or any other party in consequence of the Unfair Terms in Consumer Contracts Regulations 1999; or

38.18	is not on arm's length terms or is in any way otherwise than in the ordinary and proper course of the relevant Group Member's business.

39.	Other business matters

39.1	During the 12 months ending on the date of this Agreement there has been no substantial change in the basis or terms on which any person is prepared to do business with any Group Member (apart from normal price changes), and no substantial customer or supplier or any Group Member (providing 5 per cent or more of a Group Member's supplies or turnover in any accounting year) has ceased or substantially reduced its business with any Group Member, and no indication has been received by an Group Member or the Sellers that there will or may be any such change, cessation or reduction.

39.2	No Group Member carries on business under any name other than its own corporate name or any other name specified in the Disclosure Letter and there are no circumstances which might prevent any Group Member from continuing to carry on business under such names.

39.3	During the 12 months ending on the date of this Agreement no code of practice and no notice affecting prices has been issued by any government department, association or similar body which relates to any Group Member's business.

COMPLIANCE, DISPUTES

40.	Company law matters

40.1	Compliance has been made with all legal requirements in connection with the formation of each Group Member and all issues and grants of shares, debentures, notes, mortgages or other securities of each Group Member.

40.2	The copy of the memorandum and articles of association of each Group Member attached to the Disclosure Letter is true and complete and has embodied in it or attached to it a copy of every resolution or agreement as is referred to in section 380(4) CA 1985. Each Group Member has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all such resolutions and agreements.

40.3	All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies by each Group Member or any of its officers have been correctly and properly prepared and so filed and delivered, and no such returns, particulars, resolutions or other documents have been so filed or delivered during the period of 14 days ending on the date of this Agreement.

40.4	The statutory books (including all registers and minute books) of each Group Member have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

41.	General legal compliance

41.1	Each Group Member has obtained all necessary licences, consents, permits and authorities (public and private) to enable it to carry on its business effectively in the places and in the manner in which such business is now carried on. All such licences, consents, permits and authorities (copies of which are enclosed with the Disclosure Letter) are valid and subsisting and have been complied with in all respects and the Sellers know of no reason why any of them should be suspended, cancelled or revoked.

41.2	Each Group Member has conducted its business in accordance with all applicable legal and administrative requirements in any jurisdiction in which it trades or conducts business (including the Consumer Credit Act 1974 and the Data Protection Acts 1984 and 1998).

41.3	There is no pending legislation, statutory instrument, directive, regulation or standard (including any British or European Union standard) which is likely to affect the manner in which any Group Member conducts its business or the nature or specification of its products or supplies.

41.4	So far as the Warrantors are aware, none of the officers, agents or employees of any Group Member (during the course of his duties in relation to the relevant Group Member) has committed or omitted to do any act or thing in contravention of any law, order, regulation or the like in the United Kingdom or elsewhere.

41.5	So far as the Warrantors are aware, there is not pending, or in existence, any investigation or enquiry by, or on behalf of, any governmental or other body in respect of the affairs of any Group Member.

42.	Fair trading

42.1	No agreement, transaction, practice or arrangement carried on or proposed to be carried on by any Group Member (or by any person for whose acts or defaults any Group Member may be contractually or vicariously liable), whether unilaterally or with others, or to which any Group Member (or any such person) is or proposes to become a party, and no state of affairs applicable to any Group Member (or any such person):

42.1.1	is or ought to have been registered in accordance with the provisions of the Restrictive Trade Practices acts 1976 and 1977 (the "RTPA") or is or has been the subject or any enquiry, investigation or proceeding under the RTPA or the Resale Prices Act 1976;

42.1.2	is or has been the subject of an enquiry, investigation, reference or report under the Fair Trading Act 1973 (or any other legislation relating to monopolies or mergers) or the Competition Act 1980;

42.1.3	infringes or falls within the scope of Chapter I of the Competition Act 1998, or constitutes an abuse of dominant position contrary to Chapter II of such Act or is or has been the subject of any enquiry, request for information, investigation or proceedings in respect of either of these Chapters;

42.1.4	infringes or falls within the scope of Article 81 of the Treaty establishing the European Union, or constitutes an abuse of dominant position contrary to Article 82 of the said Treaty, or infringes or falls within the scope of any regulation or other enactment made under Article 83 of such Treaty, or is or has been the subject of any enquiry, request for information, investigation or proceeding in respect of any of those Articles;

42.1.5	infringes or falls within the scope of any other competition, anti-restrictive trade practice, anti-trust or consumer protection law or legislation applicable in the United Kingdom or elsewhere and not specifically mentioned in this paragraph or is or has been subject to any investigation, request for information, notice or other communication by any court, governmental or regulatory authority; or

42.1.6	contravenes the provisions of the Trade Descriptions Acts 1968 and 1972,

and there are no circumstances known to the Sellers indicating that any such enquiry, investigation, proceeding, reference or report relating to any such matter is likely to be made.

42.2	No Group Member has made or threatened to make any complaint against any other person to any relevant authority under any law or legislation referred to in this paragraph.

42.3	No Group Member has given any assurance or undertaking to the Restrictive Practices Court, the Director General of Fair Trading, the Secretary of State for Trade and Industry, the Competition Commission, the Commission or Court of First Instance or Court of Justice of the European Union, or any other court, person or body, and no Group Member is subject to any act, decision, regulation, order or other instrument (statutory or otherwise) made by any of them relating to any matter referred to in this paragraph.

42.4	So far as the Warrantors are aware, no Group Member is in default or in contravention of any article, act, decision, regulation, order or other instrument or of any assurance or undertaking relating to any matter referred to in this paragraph.

43.	Litigation

43.1	No Group Member and no person for whose acts or defaults any Group Member may be contractually or vicariously liable is involved (whether as claimant, defendant or otherwise) in any civil, criminal, tribunal, arbitration, administrative or other proceedings.

43.2	No civil, criminal, tribunal, arbitration, administrative or other proceedings are pending or threatened by or against or concern any Group Member and there are no facts or circumstances likely to result in any such proceedings.

43.3	There is no outstanding or unsatisfied judgment, decree, order, award or decision of a court, tribunal, arbitrator or governmental agency against any Group Member and no Group Member is party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings.

44.	Default

44.1	No Group Member has manufactured, sold or supplied any product or service which did not or does not comply fully with all applicable laws, regulations, standards (including any British, United States (federal or state) or European Union standards) and customers' specifications or any representation or contractual term expressly or impliedly made by the relevant Group Member or which is, was or will become defective or unsafe.

44.2	No Group Member is in breach or has received any notice of any breach of any Contract to which it is a party, and so far as the Warrantors are aware, no other party to any such Contract is in breach of it. All agreements, rights, commitments, obligations, arrangements and understandings to which any Group Member is a party are valid and enforceable. The Sellers are not aware of any grounds for the termination, rescission, avoidance or repudiation of any Contract by the relevant Group Member or any other party to any such Contract.

45.	Insolvency

45.1	No meeting has been convened at which a resolution will be proposed, no petition has been presented, no order has been made and no resolution has been passed for the winding-up of any Group Member or for the appointment of any provisional liquidator. No Group Member has called any formal or informal meeting of all or any of its creditors.

45.2	No administrative receiver, receiver or manager has been appointed of the whole or any part of the property, assets or undertaking of any Group Member.

45.3	No administration order has been made appointing an administrator in respect of any Group Member and no petition has been filed or any application has been made for an administration order in respect of any Group Member.

45.4	No Group Member and no director of any Group Member and so far as the Warrantors are aware no other creditor of any Group Member (acting alone, jointly or collectively) has:

45.4.1	filed any notice with the court for the appointment of an administrator of any Group Member; or

45.4.2	given notice of an intention to file notice with the court for the appointment of an administrator of any Group Member;

in either case as provided in paragraphs 22 to 34 of Schedule B1 Insolvency Act 1986.

45.5	No voluntary arrangement has been proposed or approved under Part I Insolvency Act 1986 and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 Insolvency Act 1986 in respect of any Group Member.

45.6	No distress, execution or other process has been levied on or applied for in respect of any asset of any Group Member.

45.7	No Group Member has stopped or suspended the payment of its debts or received a written demand pursuant to section 123(1)(a) Insolvency Act 1986 and no Group Member is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

45.8	No disqualification order has at any time been made pursuant to the provisions of the Company Directors Disqualification Act 1986 against any former or current officer of any Group Member.

45.9	So far as the Warrantors are aware, there are no facts in existence which are likely to lead to any of the events or circumstances referred to in this paragraph.

45.10	No Group Member and none of the directors of any Group Member has consulted a person qualified to act as an insolvency practitioner under Part XIII of the Insolvency Act 1986 with a view to minimising the potential loss to the relevant Group Member's creditors or otherwise in relation to any financial difficulty of such Group Member.

45.11	No Group Member has been a party to any transaction at an undervalue as defined in section 238 of the Insolvency Act 1986 nor has any Group Member given or received any preference as defined in section 239 of the Insolvency Act 1986, in either case within the period of 2 years ending on the date of this Agreement.

46.	Effects of the Agreement

46.1	The execution of this Agreement and the observance and performance of its provisions will not and is not likely to:

46.1.1	result in a breach of any Contract, law, regulation, order, judgment, injunction, undertaking, decree or similar imposition to or by which any Group Member is party or bound, or entitle any person to terminate or avoid any Contract to which any Group Member is party, or have any material effect on any such Contract;

46.1.2	result in the loss or impairment of or any default under any licence, authorisation or consent required by any Group Member for the purposes of its business;

46.1.3	result in the creation, imposition, crystallisation or enforcement of any Encumbrance whatsoever on any of the assets of any Group Member;

46.1.4	result in any present or future indebtedness of any Group Member becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of any Group Member being withdrawn; or

46.1.5	adversely affect any Group Member's relationships with customers or suppliers (including any right of a customer or supplier to terminate due to a change of control) or any employees.

46.2	There is no Contract to which any Group Member is party which depends on the continuation of the connection (whether as shareholder or officer of any Group Member or otherwise) of any person with any Group Member.

1

Page

Share Sale and Purchase Agreement

SCHEDULE 4

Taxation Warranties

PART 1 - INTERPRETATION

1.	Interpretation

In this Schedule 4:

1.1	the following expressions have the following meanings unless inconsistent with the context:

"ACT" advance corporation tax;

"the Auditors" the auditors for the time being of the Group;

"the Balance Sheet" the audited balance sheet of the relevant Group Member as at the Accounts Date;

"CAA" Capital Allowances Act 2001;

"Dispute" any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim;

"Event" any event, fact or circumstance whatsoever including but not limited to:

(a)	any transaction, action or omission (whether or not any Group Member is party to it);

(b)	the earning, receipt or accrual for any Taxation purpose of any income, profits or gains;

(c)	the incurring for any Taxation purpose of any loss or expenditure;

(d)	the declaration, payment or making of any dividend or other distribution;

(e)	the sale and purchase of the Shares pursuant to this Agreement; and

(f)	Completion;

"FA" Finance Act;

"Group Relief" the meaning given to that expression by section 402 ICTA;

"IHTA" the Inheritance Tax Act 1984;

"ITEPA" the Income Tax Earnings and Pensions Act 2003;

"Liability to Taxation"
(a)	any liability of any Group Member to make an actual payment of Taxation (whether or not any Group Member is primarily so liable and whether or not the relevant Group Member has any right of recovery against any other person); and

(b)	the use by any Group Member (in whole or in part) of any Buyer's Relief (including a Buyer's Relief surrendered to the Group Member by another company) to reduce or eliminate any liability of any Group Member to make an actual payment of Taxation (whether or not any Group Member is primarily so liable and whether or not any Group Member has any right of recovery against any other person);

(c)	the loss by any Group Member (in whole or in part) of any Buyer's Relief (including a Buyer's Relief surrendered to the Group Member by another company);

"Buyer's Relief"
(a)	any Relief which was treated as an asset of the relevant Group Member in the Balance Sheet; and

(b)	any Relief which was taken into account in computing (and so reducing or eliminating) any provision for deferred tax which appears in the Balance Sheet or which would have appeared in the Balance Sheet but for the presumed availability of such Relief: and

(c)	any Relief which arises wholly or mainly as a result of any Event which has occurred or occurs after the Accounts Date;

"Relief"
(a)	any relief, allowance, exemption, set-off, deduction or credit available from, against or in relation to Taxation or in the computation for any Taxation purpose of income, profits or gains; and

(b)	any right to a repayment of Taxation;

"Saving" the reduction or elimination of any liability of any Group Member to make an actual payment of corporation tax in respect of which the Seller would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability to Taxation;

"Taxation"
(a)	any tax, duty, impost or levy, past or present, of the United Kingdom or elsewhere, whether governmental, state, provincial, local governmental or municipal, including income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment under section 713 ITEPA or otherwise), corporation tax, ACT, capital gains tax, inheritance tax, VAT, customs and other import or export duties, rates, stamp duty, stamp duty reserve tax, stamp duty land tax, national insurance and social security contributions; and

(b)	any fine, penalty, surcharge, interest or other imposition relating to any tax, duty, impost or levy mentioned in paragraph (a) of this definition or to any account, record, form, return or computation required to be kept, preserved, maintained or submitted to any person for the purposes of any such tax, duty, impost or levy;

"Taxation Authority" any authority, whether of the United Kingdom or elsewhere, competent to impose, assess or collect Taxation, including but not limited to the Board of Inland Revenue and the Commissioners of Customs and Excise;

"Taxation Statute" any statute (and all regulations and other documents having the force of law under such statute) published, enacted, issued or coming into force on or before the date of this Agreement relating to Taxation;

"Tax Claim" any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Taxation Authority and the submission of any Taxation form, return or computation from which, in either case, it appears to the Buyer that any Group Member is or may be subject to a Liability to Taxation or other liability in respect of which the Seller is or may be liable under paragraph 2;

"TCGA" Taxation of Chargeable Gains Act 1992;

"TMA" Taxes Management Act 1970;

"VAT" value added tax;

"VATA" Value Added Tax Act 1994;

"VAT Group" any group of companies for the purposes of section 43 VATA of which any Group Member is or has been a member on or before Completion;

2.	Returns, disputes and clearances

2.1	All notices, returns (including land transaction returns), reports, accounts, statements, assessments, computations, registrations and payments and any other necessary information submitted by each Group Member which should have been made by each Group Member for any Taxation purpose have been made on a proper basis, within the requisite periods, were accurate and complete in all material respects when submitted and remain accurate and complete in all respects and none of them is, or, so far as the Warrantors are aware, is likely to be, the subject of any dispute with any Taxation Authority.

2.2	All Taxation (whether of the United Kingdom or elsewhere) for which each Group Member is or has been liable to account for, has been duly paid (insofar as such Taxation ought to have been paid)

2.3	No Group Member has received from any Taxation Authority (and has not subsequently repaid to or settled with that Taxation Authority) any payment to which it was not entitled or any notice in which its liability to Taxation was understated.

2.4	No Group Member is involved in any dispute with any Taxation Authority concerning any matter likely to affect in any way the liability of any Group Member to Taxation and there are no circumstances which are likely to give rise to any such dispute.

2.5	The Taxation affairs of each Group Member have never been the subject of any investigation, visit, audit, discovery, access order or enquiry by any Taxation Authority of a non routine nature, no Taxation Authority has indicated that it intends to investigate the Taxation affairs of any Group Member and there are no circumstances which are likely to give rise to any such investigation, visit, audit, discovery, access order or enquiry (in either such case, having a non routine nature).

2.6	Each Group Member has punctually supplied all information requested by any Taxation Authority for any Taxation purpose.

2.7	All particulars furnished to the Inland Revenue or any other Taxation Authority in connection with the application for any consent or clearance made on behalf of or affecting any Group Member were made to the appropriate office, section, department or body and fully and accurately disclosed all facts, circumstances and (where appropriate) law material to the decision of the Inland Revenue or such other Taxation Authority and any such consent or clearance given remains valid and effective and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) only in accordance with the terms of the relevant application , consent or clearance.

2.8	There are no concessions, arrangements and agreements (whether formal or informal) negotiated with any Taxation Authority and no action has been taken by or on behalf of any Group Member which has had or is likely to have the result of altering, prejudicing or in any way disturbing any such concession, arrangement or agreement.

3.	Penalties and interest

3.1	No Group Member has within the period of seven years ending on the date of this Agreement paid, or is liable to pay, or subject to any fine, penalty, forfeiture charge, surcharge or interest charged by virtue of any of the provisions of any Taxation Statute

3.2	So far as the Warrantors are aware, there are no circumstances which are likely to cause any Group Member to become liable to pay any fine, penalty, charge, surcharge or interest, or become subject to any forfeiture, as mentioned in paragraph 3.1.

4.	Taxation claims, liabilities and relief

4.1	Each Group Member has sufficient records to enable it to make and complete returns for Taxation purposes and to calculate the liability to Taxation or relief arising on the disposal of any asset owned on or before Completion.

4.2	Each Group Member has duly and properly made all Taxation claims, disclaimers, elections and surrenders and given all notices and consents and done all other things in respect of Taxation the making, giving or doing of which was assumed to have been made for the purposes of the Balance Sheet, all such claims, disclaimers, elections, surrenders, notices, consents and other things have been accepted as valid by the relevant Taxation Authorities and none has been revoked or otherwise withdrawn.

4.3	The Disclosure Letter contains full particulars of all matters relating to Taxation in respect of which each Group Member is or at Completion will be entitled to:

(a)    make any claim (including a supplementary claim), disclaimer or election for         relief under any Taxation Statute or other provision; and/or

(b)    appeal against any assessment or determination relating to Taxation; and/or

(c)    apply for a postponement of Taxation.

4.4	No Group Member has either made or is entitled to make any claim under section 23 (receipt of compensation and insurance money not treated as a disposal), section 24 (assets lost, destroyed or of negative value), section 48 (adjustment of chargeable gain where consideration not received in full), section 242 (small part disposals), section 279 (foreign assets - delayed remittances) or section 280 TCGA (consideration payable by instalments) or section 584 ICTA (unremittable overseas income).

4.5	So far as the Warrantors are aware, no Group Member is or will become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to any Taxation) payable by or chargeable on or attributable to any other person, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to Completion.

5.	Distributions and payments

5.1	Each Group Member has deducted and properly accounted to the appropriate Taxation Authority for all amounts which it has been obliged to deduct in respect of Taxation, has complied fully with all reporting requirements relating to all such amounts and has (where required by the applicable Taxation Statute) duly provided certificates of deduction of tax to the recipients of payments from which deduction have been made.

5.2	No distribution or deemed distribution within the meaning of sections 209 or 211 of ICTA 1988 has been made (or will be deemed to have been made) by any Group Member after 5 April 1965 except dividends shown in its audited accounts and no Group Member is bound to make any such distribution.

5.3	There are no securities (within the meaning of section 254(1) ICTA) of any Group Member in issue, or which any Group Member has agreed to issue any payment in respect of, which falls to be treated as a distribution for the purposes of section 209(2), (d) or (e) of ICTA.

5.4	No Group Member has at any time issued or agreed to issue any share capital as paid up otherwise than by the receipt of new consideration, after repaying any share capital, as mentioned in section 210 ICTA.

5.5	No Group Member has within the period of seven years preceding Completion been engaged in, or been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

5.6	No Group Member has at any time received any capital distribution to which the provisions of section 189 TCGA (recovery of tax from shareholders) could apply.

5.7	No rents, interest, annual payments or other sums of an income nature paid or payable by any Group Member on or before Completion, or which any Group Member is under an obligation to pay, are or may be wholly or partially disallowable as deductions or charges in computing the profits of the relevant Group Member for the purposes of corporation tax, whether by virtue of the provisions of section 74 (general deduction provisions), section 125 (annual payments for non-taxable consideration), section 338 (certain charges on income), section 577 (business entertaining), section 779 to 786 (inclusive) (leased assets) or section 787 ICTA (relief for payments of interest under scheme or arrangements) or otherwise.

5.8	No Group Member has made any payment to, or provided any benefit for, any present or former director, employee or officer which is wholly or partially disallowable as a deduction in computing the profits of the relevant Group Member for the purposes of corporation tax, or is under an obligation to make any such payment or provide any such benefit.

6.	Employee benefits

6.1	Without prejudice to the generality of paragraph 5.1, each Group Member has properly operated the Pay As You Earn system, by making deductions, as required by the applicable Taxation Statute, from all payments made, or treated as made, to its directors, employees or officers or former directors, employees or officers or any persons required to be treated as such, and accounting to the Inland Revenue for all Taxation so deducted and for all Taxation chargeable on the relevant Group Member on benefits provided for its directors, employees or officers, or former directors, employees or officers.

6.2	Each Group Member has complied fully with all reporting requirements, and proper records have been maintained, relating to all payments and benefits made or provided, or treated as made or provided, to its directors, employees or officers or former directors, employees or officers.

6.3	There are no dispensations granted to each Group Member by the Inland Revenue in relation to PAYE and all notifications given by the Inland Revenue under section 166 ICTA or otherwise relating to payments and benefits made or provided, or treated as made or provided, to its directors, employees or officers or former directors, employees or officers or any persons required to be treated as such, together with full details of any PAYE settlement agreements negotiated and agreed with the Inland Revenue under section 704 ITEPA.

6.4	Each Group Member has complied fully with its obligations under the provisions of section 421J ITEPA.

6.5	There are no share incentive schemes and profit sharing schemes established by any Group Member whether approved by the Inland Revenue or not.

6.6	No Group Member has established a qualifying employee share ownership trust within the meaning of section 74 and Schedule 5 FA 1989 and no chargeable event within the meaning of section 69 FA 1989 has occurred.

6.7	There have not been in the last three years any profit-related pay schemes providing for the payment to any employee of any Group Member of emoluments calculated by reference to profits, which have been registered under Chapter III Part V ICTA.

6.8	Each Group Member has complied fully with its obligations under Chapter IV Part XIII ICTA in respect of payments to sub-contractors in the construction industry.

6.9	Each Group Member has complied fully with all its obligations relating to Class 1 National Insurance Contributions, both primary and secondary, and to Class 1A and 1B National Insurance Contributions.

6.10	No Group Member has participated, or is participating in, a scheme under section 713 ITEPA.

6.11	No Group Member has on or before Completion made any payment which may be wholly or partially disallowed under section 112 of the Finance Act 1993 nor did any circumstances exist at the date of Completion which could result in any payment made after that date being so disallowed.

7.	Close companies

7.1	No Group Member is, or has in the last six years been, a close investment-holding company within the meaning of section 13A ICTA.

7.1	No Group Member has in the last six years:

7.1.1	made any loan or advance or effected any transaction falling within section 419, 421 or 422 ICTA or released or written off or agreed to release or write off the whole or any part of any such loans or advances;

7.1.2	made a transfer of value which is or may be liable to Taxation under the provisions of sections 94, 99 or 199 IHTA.

7.2	No distributions within section 418 ICTA have been made by any Group Member since the Accounts Date.

8.	Group transactions

8.1    No Group Member has in the last six years:

8.1.1	acquired any asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA;

8.1.2	entered into or been otherwise involved in any transaction to which section 774 ICTA applies;

8.1.3	surrendered or claimed or agreed or arranged to surrender or claim (and prior to Completion will not surrender or claim or agree or arrange to surrender or claim) any amount by way of Group Relief pursuant to sections 402 to 413 (inclusive) ICTA nor made or received and is not liable to make or entitled to receive a payment for Group Relief;

8.1.4	joined in the making of any election pursuant to section 247 ICTA or paid any dividend without paying ACT or made any payment without deduction of income tax in circumstances such that ACT ought to have been paid or income tax ought to have been deducted as mentioned in section 247(6) ICTA;

8.1.5	been a party to any such reconstruction as is described in section 343 ICTA;

8.1.6	been the subject of or otherwise involved in any arrangements as are referred to in 410 ICTA (transfer of company to another group or consortium);

8.1.7	acquired any asset as trading stock from a member of the same group where the asset did not form part of the trading stock of any trade carried on by the other member, as mentioned in section 173(1) TCGA, or disposed of an asset which formed part of the trading stock of any trade carried on by it to another member of the same group which acquired the asset otherwise than as trading stock of a trade carried on by the other member, as mentioned in section 173(2) TCGA;

8.1.8	been and there are no circumstances by virtue of which it could be, assessed or charged to corporation tax by virtue of the provisions of section 178(9), 179(11), 190 or 191 TCGA by reason of another Group Member having failed to discharge its liability to corporation tax nor become entitled to recover or liable to have recovered from it any sums paid pursuant to any of those sections;

8.1.9	ceased to be a member of a group of companies in such circumstances that the profit or gain was deemed to accrue to it by virtue of section 178 or 179 TCGA and neither the execution of this Agreement nor Completion will result in any profit or gain being deemed to accrue to it for any Taxation purpose whether pursuant to section 179 TCGA or otherwise; or

8.1.10	entered into an election pursuant to section 171A TCGA whereby a disposal of any asset by the relevant Group Member was treated as having been made by another member of the same group of companies or a disposal of an asset by another member of the same group of companies was treated as having been made by the relevant Group Member.

9.	Gifts

9.1	There is no unsatisfied liability to inheritance tax attached to or attributable to the shares of any Group Member or any asset of any Group Member and none of them are subject to any as mentioned in section 237 and 238 of IHTA.

9.2	There are in existence no circumstances by virtue of which any such power as is mentioned in section 212(1) IHTA could be exercised in relation to any asset of any Group Member or to any of the Shares or by virtue of which any such power could be exercised but for the provisions of section 204(6) IHTA.

9.3	No Group Member has been a party to associated operations in relation to a transfer of value within the meaning of section 268 IHTA.

9.4	No Group Member has received any asset by way of gift as mentioned in section 282 TCGA.

10.	Tax Avoidance

10.1	No Group Member has entered into or been a party to or been otherwise involved in, any scheme, arrangement or transaction designed partly or wholly or containing steps or stages designed partly or wholly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation and in particular has not entered into or been a party to any scheme, arrangement or transaction to which the provisions of any of sections 34 to 37 (inclusive) (leases at an undervalue), 56 and 398 (transactions in deposits or debts), 116 and 118 (transactions by partnerships involving companies), 125 (annual payments for non-taxable consideration), 395 (leasing contracts and company reconstructions), 399 (dealings in commodity futures), 410 (transactions involving group relief where a company transfers to another group), 703 to 709 (inclusive) (transactions in securities), 713 and 714 (accrued interest - deemed sums and reliefs), 729 to 737 (inclusive) (sale and repurchase of securities), 767A or 767B (change in company ownership: corporation tax), 776 (transactions in land - taxation of chargeable gains), or 779 to 787 (sale and leaseback), 801A (restriction or relief underlying tax) schedule 5AA (guaranteed returns on transaction futures and options), ICTA (inclusive), section 106 TCGA 1992 (disposal of shares and securities within prescribed period of acquisition) could apply.

11.	Base values and acquisition costs

11.1	If each of the capital assets of each Group Member owned at the Accounts Date was disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Balance Sheet, or in the case of assets acquired since the Accounts Date, equal to the consideration given on acquisition, no liability to corporation tax on chargeable gains or balancing charge under the CAA would arise (and for this purpose there will be disregarded any relief or allowance available to the relevant Group Member other than amounts falling to be deducted from the consideration receivable under section 38 TCGA).

11.2	No Group Member owns any wasting asset within the meaning of section 44 TCGA which does not qualify in full for capital allowances as described in section 47(1) TCGA.

12.	Capital gains

12.1	No Group Member has at any time:

12.1.1	made a claim under sections 152 to 158 (inclusive) or 175 or 247 TCGA which affects the amount of the chargeable gain or allowable loss which would, but for such claim, have arisen upon a disposal of any asset or acquired any asset or any interest in any asset in circumstances in which another company has made a claim under section 175 TCGA which affects for the purposes of the TCGA the amount or value of the consideration given for such asset or interest;

12.1.2	been a party to, involved in, or connected with any disposal of assets within the meaning of section 29 TCGA (value shifting) or any scheme or arrangement such as are mentioned in section 30 TCGA (tax-free benefits);

12.1.3	been a party to, involved in, or connected with any exchange of securities whether or not (by virtue of section 135 TCGA) section 127 TCGA applied to the exchange;

12.1.4	carried out or been involved in or connected with any reorganisation of scheme of reconstruction or amalgamation whether or not (by virtue of section 126 or 136 TCGA) section 127 TCGA applied to such reorganisation or scheme of reconstruction or amalgamation;

12.1.5	carried out or been involved in or connected with any scheme of reconstruction or amalgamation involving a transfer of business assets whether or not section 139 TCGA applied to the transfer;

12.1.6	been a party to, involved in, or connected with, any depreciatory transaction to which section 176 TCGA applied (including any transaction to which that section applied by virtue of section 177 TCGA (dividend stripping));

12.1.7	acquired or disposed of any asset or entered into any transaction or arrangement whatsoever otherwise than by way of bargain at arm's length or in respect of which there may be substituted for the actual consideration given or received by the relevant Group Member a different consideration for any Taxation purpose;

12.1.8	realised a loss to which section 18(3) TCGA (transactions between connected persons) applied;

12.1.9	realised a pre-entry loss or acquired any pre-entry asset as defined in Schedule 7A TCGA;

12.1.10	disposed of any chargeable asset for a consideration not payable wholly in cash on completion of the disposal;

12.1.11	acquired any debt (other than a debt on a security (as defined in section 132 TCGA)) in respect of which it is not the original creditor;

12.1.12	acquired any policy of assurance or contract for a deferred annuity or interest in any such policy or contract in circumstances such that a chargeable gain could arise on disposal under section 210 TCGA;

12.1.13	transferred a trade carried on by it outside the United Kingdom through a branch or agency in circumstances such that a chargeable gain could be deemed to arise at a date after such transfer under section 140 TCGA; or

12.1.14	made any claim or election under section 161(3) TCGA (appropriation of asset to trading stock).

13.	Capital allowances

13.1	All expenditure incurred by each Group Member since the Accounts Date on the provision of plant and machinery has qualified or will be capable of qualifying for capital allowances.

13.2	There are set out in the Disclosure Letter details of all capital allowances claimed in respect of the accounting period of each Group Member ending on the Accounts Date in respect of each asset or pool of assets in respect of which separate computations for capital allowances are required to be made or, as a result of any election, are made.

13.3	No Group Member has incurred any expenditure on the provision of any capital allowance bearing asset for leasing.

13.4	No Group Member is a party to a transaction to which the provisions of schedule 12 to the FA 1997 apply or could apply.

13.5	No Group Member has made any election under section 83 CAA nor is it taken to have made any such election under section 89(4) CAA.

13.6	No Group Member has incurred any long life asset expenditure within the meaning of section 90 CAA.

13.7	No Group Member has obtained any capital allowances under Chapter 14 Part 2 CAA.

13.8	The Disclosure Letter gives full details of all disclaimers of capital allowances and writing down allowances on plant and machinery and of any reduction in initial allowances on industrial buildings.

13.9	No Group Member is in dispute with any person as to the availability of allowances under Chapter 14 Part 2 CAA and so far as the Warrantors are aware there are no circumstances which are likely to give rise to such a dispute.

13.10	None of the assets of any Group Member , expenditure on which has qualified for a capital allowance under Part 3 CAA, has at any time since that expenditure was incurred been used otherwise than as an industrial building or structure.

13.11	No Group Member has within the period of six years ending on the date of this Agreement been party to a transaction with a connected person which has given or could give rise to a restriction on allowances under the provisions of section 217 or 218 CAA or to the substitution of an alternative amount in respect of sales consideration under section 267 and 268, neither has any Group Member entered into an election pursuant to section 269 CAA.

13.12	No Group Member has been party to a sale of an asset the consideration for which is treated as being for an alternative amount in accordance with section 567-570 CAA.

13.13	No Group Member has entered into, or agreed to enter into, any elections under section 198 or 199 CAA.

13.14	No Group Member has incurred any expenditure on flat conversions for which capital allowances have been claimed under Part 4A CAA.

13.15	No Group Member is a lessee under a lease to which the provisions of chapter 17 of Part 2 CAA apply or could apply.

13.16	No Group Member has claimed any research and development tax relief or tax credit.

14.	VAT: general

14.1	Each Group Member:

14.1.1	is duly registered and is a taxable person for the purposes of VAT with quarterly prescribed accounting periods and such registration is not pursuant to paragraph 2 of Schedule 1 of VATA or subject to any conditions imposed by or agreed with the Commissioners of Customs and Excise and no Group Member is (nor are there any circumstances by virtue of which they may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

14.1.2	has complied in all material respects with all statutory requirements, orders, rules, provisions, directions or conditions relating to value added tax;

14.1.3	maintains complete, correct and up-to-date records for the purposes of all legislation relating to VAT and is not subject to any condition imposed by the Commissioners of Customs and Excise under paragraph 6 Schedule 11 VATA relating to the preservation of information.

14.1.4	is not in arrears with any payment or returns under legislation relating to VAT or excise duties, or liable to any abnormal or non-routine payment of VAT, or any forfeiture or penalty, or to the operation of any penal provision;

14.1.5	has not within the 2 years ending on the date of this Agreement been served with any penalty liability notice under section 64 VATA or any surcharge liability notices under section 59 or section 59A VATA or been issued with any written warning under section 76(2) VATA;

14.1.6	has not been required by the Commissioners of Customs and Excise to give security under paragraph 4 Schedule 11 VATA;

14.1.7	has not been or applied for treatment as a member of a group for VAT purposes under section 43 VATA and no transaction has been effected in consequence of which the relevant Group Member is or may be held liable for any VAT arising from supplies made by another company;

14.1.8	has no interest and has not at any time within the period of 10 years preceding the date of this Agreement had any interest in any assets treated as items under Part XV of the Value Added Tax Regulations 1995 (Capital Goods Scheme);

14.1.9	is not, and has not agreed to become, an agent, manager, representative or factor for the purposes of section 47 or section 48 VATA of any person who is not resident in the United Kingdom; and

14.1.10	is not, and is not required to be, registered for VAT in any country other than the United Kingdom.

14.2	All supplies of goods and services made by each Group Member are taxable supplies for the purposes of the VATA and all input tax is deductible in accordance with the provisions of section 25 and 26 VATA.

14.3	All goods or services supplied to each Group Member, or goods imported by each Group Member, in respect of which the relevant Group Member has claimed credit for input tax under the rules set out in VATA, are used or to be used wholly for the purposes of its business.

14.4	No Group Member has since the Accounts Date disposed of, or acquired, any business or assets in the circumstances mentioned in section 49 VATA or Article 5 of the Value Added Tax (Special Provision) Order 1995.

14.5	No Group Member has within the three years prior to the date of this Agreement been registered for the purposes of VAT by reason of its intention to make taxable supplies (within the meaning of section 4 VATA) or has claimed input tax on the basis of anticipated taxable supplies which have not yet been made.

14.6	There are set out in the Disclosure Letter details of all outstanding claims made by each Group Member under section 36 VATA.

14.7	No Group Member has been a party to any transaction or arrangement as a result of which a direction has been or may be given under Schedule 9A VATA (anti-avoidance provisions for groups of companies).

14.8	No Group Member has received any supplies of the type described in Schedule 5 VATA.

15.	VAT: property transactions

15.1	No Group Member has incurred any liability in respect of VAT (whether to HM Customs and Excise or to any other person) by reason of the provisions of paragraph 2(1) Schedule 10 VATA and there are no circumstances where any Group Member could become so liable as a result of a person making an election under that paragraph.

15.2	No Group Member, nor any relevant associate (within the meaning of paragraph 3(7) Schedule 10 VATA) has made any election under paragraph 2(1) Schedule 10 VATA in respect of any land in, over or in respect of which the relevant Group Member has any interest, right or licence to occupy and the relevant Group Member is not aware of any intention to make such an election.

15.3	No Group Member owns the fee simple in any building or work such as is referred to in Item 1(a) Group 1 Schedule 9 VATA the supply of which would be standard rated.

15.4	No interest in or right over land or any licence to occupy land of any Group Member constitutes or is subject to a developmental tenancy, developmental lease or developmental licence such as is referred to in Item 1(b) Group 1 Schedule 9 VATA.

16.	Stamp duty and stamp duty reserve tax

16.1	All documents which are liable to stamp duty and which confer any right upon any Group Member or on which any Group Member may need to rely have been duly stamped and no document which confers any right upon any Group Member or on which any Group Member may need to rely and which is outside the United Kingdom would attract stamp duty if it were brought into the United Kingdom and there is no liability to any penalty in respect of such duty or circumstances which may give rise to such a penalty.

16.2	No Group Member has in the last three years incurred or otherwise been under a liability to stamp duty reserve tax or stamp duty land tax and there are no circumstances which may result in it being so liable.

16.3	Within the three years ending on the date of this Agreement, no Group Member has made any claim for relief or exemption under section 42 FA 1930, section 151 FA 1995 or section 75, 76 or 77 FA 1986.

16.4	Neither the entering into of this agreement, nor, Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect any Group Member.

16.5	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by each Group Member before Completion in respect of which the Warrantors are aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or before Completion.

16.6	On or before Completion, no Group Member has incurred any liability to, or been accountable for, any stamp duty reserve tax and there has been no agreement within section 87(1) of the Finance Act 1986 which could lead to the relevant Group Member incurring such a liability or becoming so accountable.

17.	Residence and offshore interests

17.1	Each Group Member is and has at all times been resident in the United Kingdom for the purposes of all Taxation Statutes and has not at any time been resident outside the United Kingdom for the purposes of any Taxation Statute or any double taxation arrangements.

17.2	No Group Member is, or has ever been, a dual-resident investing company within the meaning of section 404 ICTA.

17.3	No Group Member has at any time entered into any transaction falling within section 765 ICTA (migration of companies) or failed to comply with the requirements of section 765A ICTA (notification of movements of capital).

17.4	No Group Member has at any time been subject to Taxation in any jurisdiction outside the United Kingdom or had a branch outside the United Kingdom or any permanent establishment outside the United Kingdom.

17.5	No Group Member owns or has at any time owned a material interest in an offshore fund which is or has at any material time been a non-qualifying offshore fund within the meaning of section 760 ICTA.

17.6	No Group Member owns or has at any time owned any interest in a controlled foreign company within the meaning of section 747 and 752 ICTA.

17.7	No Group Member is, or has at any time since 1 April 1985 been, a company which has, or an associated company of a company which has, a qualifying presence in a unitary state for the purposes of sections 812 to 814 ICTA.

17.8	No Group Member holds or has at any time held shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom, in circumstances such that a chargeable gain accruing to that other company could be apportioned to the relevant Group Member under section 13 TCGA.

18.	Losses, ACT and Shadow ACT

18.1	Within the period of 3 years ending on the date of this Agreement there has been no major change in the nature or conduct of a trade or business carried on by any Group Member within the meaning of section 768 ICTA such that the relief for losses could be denied.

18.2	Each Group Member has complied with the provisions of the Corporation Tax (Treatment of Unrelieved Surplus Advanced Corporation Tax) Regulations SI 1999/358 in utilising any surplus ACT in existence at 6 April 1999.

19.	Shares and securities

19.1	No Group Member has at any time:

19.1.1	purchased or agreed to purchase, repaid or agreed to repay or redeemed or agreed to redeem any shares of any class of its share capital or any amount paid up on any of its shares;

19.1.2	capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves of any class or description or passed or agreed to pass any resolution to do so;

19.1.3	provided capital to any company on terms whereby the company so capitalised has in consideration of the provision of capital issued loan stock or other securities on terms which were otherwise than by way of a bargain made at arm's length; or

19.1.4	subscribed for shares in any company, the subscription for which fell within the corporate venturing scheme and qualified for investment relief under the provision of Schedule 15 FA 2000.

19.2	No Group Member has in issue any shares or securities (as defined in section 132(3)(b) TCGA) other than the Shares or those other issued shares set out in Schedule 2.

20.	Loan relationships

20.1	There are no outstanding debts owed to or by any Group Member, or any securities issued by any Group Member or which any Group Member owns or in which it has an interest, which will not be repaid at Completion, other than trade debts which fall within the exemption in section 251(1) TCGA and which do not arise out of loan relationships of the relevant Group Member for the purposes of section 81(1) FA 1996.

21.	Foreign exchange gains and losses

21.1	No Group Member is, or has at any time on or before Completion been:

21.1.1	the holder of a qualifying asset;

21.1.2	subject to a qualifying liability; or

21.1.3	a party to a currency contract

for the purposes of Chapter II Part II FA 1993.

21.2	No Group Member is or ever has been, a party to any debt contract or option, any interest rate contract or option, or any currency or option which is treated as a qualifying contract in Chapter II Part IV FA 1994 or which in future may become such a qualifying contract.

22.	Quarterly instalment payments

22.1	No Group Member is obliged to pay corporation tax in quarterly instalments under the provisions of Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998 No 3175) and section 59E TMA nor in the absence of Group Relief would it have been so liable.

23.	Group payment arrangements

23.1	No Group Member has entered into any group payment arrangements under the provisions of section 36 FA 1998.

24.	Transfer pricing

24.1	No Group Member has undertaken, or has agreed to undertake, any transactions which are within the provisions of Schedule 28AA ICTA and the Disclosure Letter sets out the details of the documentation each Group Member has prepared to enable it to fulfil its obligations under Schedule 18 FA 1998 in respect of accounting periods ending after 30 June 1999 in relation to transfer pricing.

24.2	No Group Member has entered into any advance pricing arrangements with the Inland Revenue under the provisions of section 85 FA 1999.

25.	Construction Industry Sub-Contractors Scheme

25.1	No Group Member is required to register as a Contractor under the provisions of section 560 ICTA and the expenditure incurred by any Group Member on construction, refurbishment and fitting-out works in each of the three years ending on the date of Completion is less than £1 million.

26.	Balance Sheet

26.1	To the extent that provision for deferred tax was not made in the Balance Sheet, full details of the amounts of deferred tax not provided for and the matter to which the deferred tax relates are disclosed in the notes to the Balance Sheet.

26.2	The Disclosure Letter contains details of items (including but not limited to industrial buildings which at the date of this agreement are less than 25 years old) for which no provision has been made in the Balance Sheet and for which the introduction of FRS 19 will require provision to be made.

Page

Share Sale and Purchase Agreement

SCHEDULE 5

The Property

Brief Description	Title holder	Title number and quality of title if registered	Date of lease and parties to it	Term and current rent	Use
69 Acacia Way The Hollies Sidcup Kent DA15 8WW	The InTouch Group Plc	Not applicable	7 August 2004 (1) Melanie Shepherd (2) The InTouch Group Plc	12 months from 7 August 2004 £675 per month	Residential
Unit 12 Murrills Estate East Street Porchester Hampshire	The InTouch Group Plc	HP347123 Leasehold title absolute	25 February 1998 (1) First Wyvern Property Trustees Company Limited and Second Wyvern Property Trustees Limited (2) Martin Processing (U.K.) Limited and (3) B.C.L. Limited	25 years from 24 February 1998 £64,750 per annum	Light industrial and warehousing with ancillary offices
Unit A, Access Park, Handsworth Lane Cleckheaton West Yorkshire	The InTouch Group Plc	Not applicable
14 March 1997
(1) Commercial Development Projects Limited and Landmark Development Projects Limited and (2) Surgicon Limited as rectified by a deed of rectification made 29 August 2000 between (1) Friends First UK Commercial Property Limited (2) Surgicon Limited and (3) Surgicon Reside Group Limited
				15 years from 13 March 1997 £66,150 per annum	Uses with classes B1, B2 and B8 of the Town & Country Planning (Use Classes) Order 1987 with ancillary offices car park services and landscaped areas
InTouch House (Unit B) Access Park Handsworth Lane Cleckheaton West Yorkshire	The InTouch Group Plc	WYK768739 Leasehold title absolute	17 May 2004 (1) Robert Greig Watkins, Brian Ernest Tottman, Graeme Philip King and Geoffrey William Roberts and (2) The InTouch Group Plc	10 years from 3 March 2004 £270,000 per annum	Use with class B1 or B8 of the Town & Country Planning (Use Classes) Order 1987
Unit C Access Park Handsworth Lane Cleckheaton West Yorkshire	The InTouch Group Plc	WYK768738 LEASHOLD TITLE ABSOLUTE	17 May 2004 (1) Robert Greig Watkins, Brian Ernest Tottman, Graeme Philip King and Geoffrey William Roberts and (2) The InTouch Group Plc	10 years from 3 March 2004 £93,912 per annum	Use with class B1 or B8 of the Town & Country Planning (Use Classes) Order 1987
Lower Ground Floor and Ground Floor Sycamore House 5 - 9 Sycamore Street London EC1Y 0SR	The InTouch Group Plc	Not applicable	6 December 2000 (1) NDEMI Investments Limited (2) The InTouch Group Plc	10 years from 28 September 2000 £99,512 per annum	Offices within class B1 of the Town & Country Planning (Use Classes) Order 1987
Part 2nd Floor Hanover Buildings Hanover Street Manchester	The InTouch Group Plc	Not applicable	2 July 2004 (1) Co-operative Group (CWS) Limited (2) The InTouch Group Plc	5 years from 1 July 2004 £24,112 per annum	Offices including premises for the provision of design and associated services

Page

Share Sale and Purchase Agreement

SCHEDULE 6

Basis for preparation of the Completion Accounts

27.	Interpretation

In this Schedule, where the context admits:

“Balance Sheet Date” means midnight on 31 August 2004.

“FRS” means a financial reporting standard issued by the Accounting Standards Board Limited or an SSAP.

“SSAP” means Statement of Standard Accounting Practice in force at the date hereof.

28.	General requirements

Subject to the provisions of paragraph 3 hereof, the Completion Balance Sheet shall be prepared on a basis consistent with the audited consolidated balance sheet of the Group Members as at the Accounts Date and made up to the Balance Sheet Date and subject as aforesaid under the historical cost convention and in accordance with accounting principles, bases, methods, practices and procedures and SSAP’s and FRS’s generally accepted in the United Kingdom (including Accounting Standards) and paragraph 4. Paragraph 3 shall have priority over paragraph 4.

29.	Completion Balance Sheet

29.1	Unless already taken into account, the following principles shall be observed in drawing up the balance sheet which is to form part of the Completion Balance Sheet:

29.1.1	Stock shall be valued at the same value recorded in the Accounts;

29.1.2	liabilities shall include accruals at the close of business on the Balance Sheet Date;

29.1.3	goodwill shall be valued by reference to the value in the Accounts less amortisation since the Accounts Date at the rate adopted in the Accounts; There shall be no goodwill impairment provision;

29.1.4	no value shall be attributed to any assets (including in particular any prepayment or debt) except to the extent that a Group Member will have the benefit of the same;

29.1.5	no provision shall be made against the book value of leasehold improvements as shown in the Accounts other than depreciation since the Accounts Date at the rate adopted in the Accounts;

29.1.6	full provision shall be made for rebates, fees, commissions and discounts that will fall due and that will become payable after the Balance Sheet Date in either case in respect of sales or other transactions that took place before the Balance Sheet Date;

29.1.7	proper provision or reserve shall be made for all bad or doubtful debts due in the ordinary course of business in accordance with the policies and practices adopted in the preparation of the Accounts;

29.1.8	provision shall be made for liabilities disclosed in the Disclosure Letter in accordance with the general principles set out at paragraph 2 above.

29.1.9	provision shall be made for accrued and/or contingent liabilities arising from any pension schemes in accordance with the general principles set out at paragraph 2 above;

29.1.10	full provision shall be made for all Taxation at the appropriate rates of Taxation (pro rated for the fraction of the year elapsed from the Accounts Date to the date of Balance Sheet Date) provided that no provision shall be made for deferred taxation assets;

29.1.11	no provision shall be made for dilapidations on property formerly used or formerly occupied by any Group Member;

30.	True and fair view

The Completion Balance Sheet shall show a true and fair view of the state of affairs of the Group Members at the Balance Sheet Date.

31.	Changes in Accounting Standards

Unless otherwise taken into account in accordance with the preceding provisions of this schedule, the Completion Balance Sheet shall be prepared without regard to any changes in Accounting Standards from those applied in the preparation of the Accounts.

Page

Share Sale and Purchase Agreement

SCHEDULE 7

ESCROW AGREEMNT

Reed Smith LLP Minerva House 5 Montague Close London SE1 9BB And Lupton Fawcett Yorkshire House Greek Street Leeds LS1 5SX
[Date]

Dear Sirs

Agreement of 27 August 2004 between Robert Watkins and others (the "Sellers") (1) and Matthews Corporation Holding Company (UK) Limited (2) (the "Buyer") for the sale and purchase of the entire issued share capital of The InTouch Group Limited (the "Agreement")

This is the Escrow Release relating to the escrow account. Words and expressions defined in the Agreement shall bear the same meaning when used in this letter.

You are hereby jointly and irrevocably instructed as follows:

(a)	You shall not make any payment of all or any part of the Escrow Monies paid into the escrow account pursuant to Clause 16 of the Agreement (the "Deposited Sum") (or any interest thereon) until you are instructed to make such payment by a written notice signed for and on behalf of the Sellers by two of the Sellers and for and on behalf of the Buyer and sent to both of you at your address as set out above (or such other address as either of you may notify for this purpose) in the case of Reed Smith LLP marked "for the attention of Richard Shine" and in the case of Lupton Fawcett marked "for the attention of Michele Phillips". Upon receipt of such written notice, you will promptly instruct the bank to pay out of the Deposited Sum the relevant sum (together with interest thereon) in accordance with your instructions.

(b)	You shall be entitled, without any instructions from or on behalf of the Sellers or the Buyer to pay all bank charges in connection with the escrow account out of the Deposited Sum.

(c)	We hereby agree and undertake to you as follows:

(i)	neither of you will have any liability to the Sellers or the Buyer by virtue of, or with respect to, any claim that the rate of interest earned on the Deposited Sum was less than that which might have been obtained at any time throughout the period whilst the same was on deposit;

(ii)	no counterdemand or other variation of your instructions as set out in this letter shall be valid (and accordingly you shall not act on the same) unless it is in writing and signed by or on behalf of the Sellers and the Buyer in accordance with paragraph 1 above;

(iii)	the Sellers and the Buyer will provide you from time to time with such information as you or either of you may require in connection with the arrangements the subject of this letter, including any such information as you or either of you may require for the purposes of determining whether or not all or part of the Deposited Sum is required to be paid by you in accordance with the foregoing instructions (and, absent manifest error, you may assume (without enquiry) that any such information is accurate);

(iv)	if any instructions from the Sellers and/or the Buyer are, in your opinion, manifestly wrong or unclear then you may withhold making any payment (but you will notify the relevant person that you have done so and the reason for so doing) and, in such circumstances, you shall have no liability to the Sellers or the Buyer by virtue of so doing;

(v)	a court order will override the provisions of paragraph 1 of this letter and you shall not have any liability to the Sellers or the Buyer in relation to any payment which you make as required under such court order;

(vi)	you may assume (without enquiry) that any signature on any written notice or other communication given to you in connection with these arrangements is both genuine and duly authorised;

(vii)	the Sellers and the Buyer will indemnify both of you respectively against any liability, loss, cost, damage or expense which you or either of you may suffer or incur by virtue of or in connection with your agreement to act as the holders of the Deposited Sum (and any interest thereon) save to the extent that any such liability or other matter arises by reason of your respective own individual gross negligence or individual bad faith;

(viii)	the mandate in respect of the operation of the escrow account shall be at your joint discretion; and

(ix)	any payment of interest earned on the Deposited Sum shall be subject to any deduction of tax required by law to be made.

This letter may be executed in two counterparts in the like form each of which taken together shall constitute one and the same document.

Please acknowledge receipt of this letter.

Yours faithfully

The Sellers:

…………………………………            ………………………………….
Robert Watkins                        Brian Tottman

…………………………………                ………………………………….
Graeme King                        Geoffrey Roberts

…………………………………                ………………………………….
Helen King (by her attorney)                Jospehine Tottman (by her attorney)

…………………………………                ………………………………….
Sally Watkins (by her attorney)                Jennifer Roberts (by her attorney)

The Buyer:

…………………………………
Duly authorised for and on behalf of
Matthews Corporation Holding Company (UK) Limited

Receipt is hereby acknowledged:

…………………………………
Reed Smith LLP

…………………………………
Lupton Fawcett

Page

Share Sale and Purchase Agreement

EXECUTED as a DEED            )
By ROBERT GREIG WATKINS        )
)
in the presence of:                )

Witness Signature:    ……………………….

Witness Name:    ……………………….

Address:        ……………………….
……………………….
……………………….

Witness Occupation:    ……………………….

EXECUTED as a DEED            )
By BRIAN ERNEST TOTTMAN        )
)
in the presence of:                )

Witness Signature:    ……………………….

Witness Name:    ……………………….

Address:        ……………………….
……………………….
……………………….

Witness Occupation:    ……………………….

EXECUTED as a DEED            )
By GEOFFREY WILLIAM ROBERTS    )
)
in the presence of:                )

Witness Signature:    ……………………….

Witness Name:    ……………………….

Address:        ……………………….
……………………….
……………………….

Witness Occupation:    ……………………….

EXECUTED as a DEED            )
By GRAEME PHILIP KING        )
)
in the presence of:                )

Witness Signature:    ……………………….

Witness Name:    ……………………….

Address:        ……………………….
……………………….
……………………….

Witness Occupation:    ……………………….

EXECUTED as a DEED            )
By ROBERT GREIG WATKINS        )
as attorney for SALLY WATKINS        )
under a power of attorney             )
dated 20 August 2004                )
in the presence of:                )

Witness Signature:    ……………………….

Witness Name:    ……………………….

Address:        ……………………….
……………………….
……………………….

Witness Occupation:    ……………………….

EXECUTED as a DEED            )
By BRIAN ERNEST TOTTMAN        )
as attorney for JOSEPHINE TOTTMAN    )
under a power of attorney             )
dated 20 August 2004                )
in the presence of:                )

Witness Signature:    ……………………….

Witness Name:    ……………………….

Address:        ……………………….
……………………….
……………………….

Witness Occupation:    ……………………….
EXECUTED as a DEED            )
By GEOFFREY WILLIAM ROBERTS    )
as attorney for JENNIFER ROBERTS    )
under a power of attorney             )
dated 20 August 2004                )
in the presence of:                )

Witness Signature:    ……………………….

Witness Name:    ……………………….

Address:        ……………………….
……………………….
……………………….

Witness Occupation:    ……………………….

EXECUTED as a DEED            )
By GRAEME PHILIP KING        )
as attorney for HELEN KING        )
under a power of attorney             )
dated 20 August 2004                )
in the presence of:                )

Witness Signature:    ……………………….

Witness Name:    ……………………….

Address:        ……………………….
……………………….
……………………….

Witness Occupation:    ……………………….

EXECUTED as a DEED            )
by MATTHEWS CORPORATION    )
HOLDING COMPANY (UK) LIMITED    )
acting by:                    )

Director:      ………………………………

Director/Secretary:     ………………………

Page